UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. __)

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☐	Soliciting Material Pursuant to § 240.14a-12

TEMPUR SEALY INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tempur Sealy International, Inc.
1000 Tempur Way
Lexington, KY 40511

TEMPUR SEALY INTERNATIONAL, INC.
Notice of Annual Meeting

Dear Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to attend the 2016 Annual Meeting of Stockholders of Tempur Sealy International, Inc. The meeting will be held on Thursday, May 5, 2016 at 8:30 a.m., local time, in the Terrace Ballroom at the Griffin Gate Marriott, 1800 Newtown Pike, Lexington, Kentucky 40511. At the meeting, stockholders will:

•	elect seven directors to each serve for a one-year term and until the director’s successor has been duly elected and qualified;

•	ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2016;

•	hold an advisory vote to approve the compensation of our Named Executive Officers; and

•	transact such other business as may properly come before the meeting or any adjournment thereof.

If you were a stockholder of record at the close of business on March 9, 2016, you will be entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days before the meeting at Tempur Sealy International, Inc.’s Corporate Secretary’s office at 1000 Tempur Way, Lexington, Kentucky 40511. The stockholder list will also be available at the meeting.

Whether or not you plan to attend the Annual Meeting, please read the Proxy Statement and vote your shares as soon as possible to ensure that your shares are represented at the Meeting. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person. Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. More importantly, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Or, if you prefer, you may vote by mail by returning the proxy card enclosed with the paper copy of your voting materials in the addressed, prepaid envelope provided.

Please note, however, that if you wish to vote at the meeting and your shares are held of record by a broker, bank or other nominee, you must obtain a "legal" proxy issued in your name from that record holder.

Thank you for your ongoing support of, and continued interest in, Tempur Sealy International, Inc.

Sincerely,

Lexington, Kentucky	SCOTT THOMPSON
March 21, 2016	Chairman, President and Chief Executive Officer

Important Notice Regarding Availability of Proxy Materials:
The 2016 Proxy Statement and 2015 Annual Report are available at http://www.proxyvote.com.

Because space at the meeting is limited, admission will be on a first-come, first-served basis. Picture identification will be required to enter the Annual Meeting. Cameras and recording equipment will not be permitted at the Annual Meeting.

TEMPUR SEALY INTERNATIONAL, INC.
1000 Tempur Way
Lexington, Kentucky 40511

PROXY STATEMENT

Annual Meeting of Stockholders To Be Held on Thursday, May 5, 2016

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2016 Annual Meeting of Stockholders of Tempur Sealy International, Inc. (“Annual Meeting”). The Annual Meeting will be held at 8:30 a.m., local time, on May 5, 2016 in the Terrace Ballroom at the Griffin Gate Marriott, 1800 Newtown Pike, Lexington, Kentucky 40511. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Our principal executive offices are located at 1000 Tempur Way, Lexington, Kentucky 40511. Our telephone number is (800) 878-8889. As used in this Proxy Statement, the terms "we," "our," "ours," "us," "Tempur Sealy," "Tempur Sealy International" and "Company" refer to Tempur Sealy International, Inc.  "Sealy" refers to Sealy Corporation and its subsidiaries.

Important Notice Regarding Availability of Proxy Materials:

The 2016 Proxy Statement and 2015 Annual Report are available at http://www.proxyvote.com.

Under rules adopted by the Securities and Exchange Commission, we are furnishing proxy materials (including our 2015 Annual Report on Form 10-K) to our stockholders on the Internet, rather than mailing paper copies to each stockholder. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) by U.S. or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice of Availability tells you how to access and review the proxy materials and vote your shares on the Internet. If you would like to receive a paper copy of our proxy materials free of charge, follow the instructions in the Notice of Availability. The Proxy Statement, form of proxy and the Notice of Availability will be distributed to our stockholders beginning on or about March 21, 2016.

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the proxy card enclosed with the paper copy of your voting materials at your earliest convenience. This will ensure the presence of a quorum at the meeting. Submitting your proxy now will not prevent you from voting your stock at the meeting if you want to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. More importantly, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Or, if you prefer, you may vote by mail by returning the proxy card enclosed with the paper copy of your voting materials in the addressed, prepaid envelope provided.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.proxyvote.com	1-800-690-6903
24 hours a day/7 days a week until 11:59 p.m. on the day before the meeting	toll-free 24 hours a day/7 days a week until 11:59 p.m. on the day before the meeting	Sign and date the proxy card and return it in the enclosed postage-paid envelope.

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You may access, view and download this year’s Proxy Statement and 2015 Annual Report on Form 10-K at http://www.proxyvote.com.

Q: When is the Record Date and who may vote at the meeting?

A: Our Board of Directors (also referred to herein as the “Board”) set March 9, 2016 as the record date for the meeting. All stockholders who owned Tempur Sealy International common stock of record at the close of business on March 9, 2016 may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. On March 9, 2016, 60,956,526 shares of Tempur Sealy International common stock were outstanding. The common stock is the only class of securities eligible to vote at the meeting. There are no cumulative voting rights.

Q: How many shares must be present at the meeting?

A: A majority of Tempur Sealy International’s outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if you:

•	Are present and vote in person at the meeting; or

•	Have properly submitted a proxy card, via the Internet, telephone or by mail.

Abstentions and "broker non-votes" (as further described below) are counted as present and entitled to vote for purposes of determining a quorum.

Q: What proposals will be voted on at the meeting?

A: There are three proposals scheduled to be voted on at the meeting:

•	Election of seven (7) directors to each serve for a one-year term and until the director’s successor has been duly elected and qualified (Proposal One).

•	Ratification of the appointment of the firm of Ernst & Young LLP as Tempur Sealy International’s independent auditors for the year ending December 31, 2016 (Proposal Two).

•	Advisory vote to approve the compensation of our Named Executive Officers (Proposal Three).

Q: What is the voting requirement to approve the proposals?

A: At an annual meeting at which a quorum is present, the following votes will be necessary to elect directors, to ratify the appointment of the independent auditors and to approve the advisory vote on the compensation of Named Executive Officers described in this Proxy Statement:

•
Each director shall be elected by the affirmative vote of a majority of the votes cast at the Annual Meeting. The term “majority of the votes cast” means that the number of shares voted ‘for’ a director must exceed the number of shares voted ‘against’ that director, and for purposes of this calculation, abstentions, “broker non-votes” and “withheld votes” will not count as votes cast.

•
Ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2016 requires the affirmative vote of the majority of shares present or represented by proxy and entitled to vote at the Annual Meeting.

•
Approval of the advisory vote on the compensation of our Named Executive Officers requires the affirmative vote of the majority of shares present or represented by proxy and entitled to vote at the Annual Meeting.

•	For proposals other than the election of directors, abstentions are counted as votes present and entitled to vote and have the same effect as votes "against" the proposal.

•	Broker non-votes, if any, will be handled as described below.

Q: If I hold my shares in a brokerage account and do not provide voting instructions to my broker, will my shares be voted?

A: Under New York Stock Exchange (“NYSE”) rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who do not provide voting instructions. Generally, brokerage firms may vote to ratify the appointment of independent auditors (Proposal Two) and on other "discretionary" or "routine" items in absence of instructions from the beneficial owner. In contrast, brokerage firms may not vote to elect directors (Proposal One) or on stockholder or other proposals, including Proposal Three in this Proxy Statement, because those proposals are considered "non-discretionary" items. Accordingly, if you do not instruct your broker how to vote your shares on these "non-discretionary" matters, your broker will not be permitted to vote your shares on these matters. This is referred to as a "broker non-vote."

Broker non-votes are counted for purposes of determining the number of shares present at the meeting, but will not be counted or deemed to be present, represented or voted for purposes of the number of shares entitled to vote.

Q: What is Tempur Sealy International’s voting recommendation?

A: Our Board of Directors recommends that you vote your shares "FOR" each of the nominees to the Board (Proposal One), "FOR" the ratification of the appointment of Ernst & Young LLP as Tempur Sealy International’s independent auditors for the year ending December 31, 2016 (Proposal Two) and "FOR" the advisory vote to approve the compensation of Named Executive Officers (Proposal Three).

Q: How would my shares be voted if I do not specify how they should be voted?

A: If you sign and return your proxy card without indicating how you want your shares to be voted, the persons designated by the Board of Directors to vote the proxies returned pursuant to this solicitation will vote your shares as follows:

•	Proposal One: "FOR" the election of seven (7) directors to each serve for a one-year term and until the director’s successor has been duly elected and qualified.

•	Proposal Two: "FOR" the ratification of the appointment of the firm of Ernst & Young LLP as Tempur Sealy International’s independent auditors for the year ending December 31, 2016.

•	Proposal Three: "FOR" the advisory vote to approve the compensation of our Named Executive Officers.

Q: Does Tempur Sealy International expect other business to be presented at the Meeting?

A: Our Board of Directors is not aware of any business to be transacted at the Annual Meeting other than as described in this Proxy Statement. If any other item or proposal properly comes before the meeting (including, but not limited to, a proposal to adjourn the meeting in order to solicit votes in favor of any proposal contained in this Proxy Statement), the proxies will be voted as the Board of Directors recommends by the persons designated by the Board to vote the proxies.

Q: How may I vote my shares in person at the meeting?

A: Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and proof of identification for entrance to the meeting. Please note, however, if you hold your shares in "street name," you must request a legal proxy from the stockholder of record (your broker or bank) in order to vote at the meeting.

Even if you plan to attend the Annual Meeting in person, please promptly sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. If you own shares in "street name" through a bank, broker or other nominee, you may vote your shares by following the instructions from your bank, broker or other nominee.

Q: How may I vote my shares without attending the meeting?

A: You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.

If your shares are held in your name, you may vote by proxy in three convenient ways:

Via Internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter the control number printed on your proxy materials.

By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter  the control number printed on your proxy materials.

In Writing: Complete, sign, date and return your proxy card in the enclosed postage-paid envelope.

You may vote by Internet or telephone until 11:59 P.M., Eastern Time, the day before the meeting date. Proxy cards submitted by mail must be received by the time of the Annual Meeting for your shares to be voted as indicated on that proxy.

If your shares are held in street name (with your broker or bank), you may vote by submitting voting instructions to your broker, bank or nominee. Please refer to the instructions provided to you by your broker, bank or nominee.

If you provide specific voting instructions, your shares will be voted as you have instructed.

Q: How may I change my vote after I return my proxy card?

A: You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by voting again at a later date via Internet or telephone or by signing and submitting a new proxy card with a later date by mail or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it. If your shares are held for you by a broker, bank or nominee, you must contact the broker, bank or nominee to revoke a previously authorized proxy.

Q: Where can I find the voting results of the meeting?

A: The preliminary voting results will be announced at the meeting. The final results will be published on Form 8-K within four business days after the final results are known.

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES OF THE BOARD
AND RELATED MATTERS

Corporate Governance

The Company believes that sound corporate governance practices are essential to maintain the trust of our stockholders, customers, employees and other stakeholders. We believe we operate under governance practices that are transparent, up-to-date and appropriate for our industry.

The following materials related to corporate governance, including our Corporate Governance Guidelines and Code of Business Conduct and Ethics, are available on our website at: http://investor.tempursealy.com/overview.cfm under the caption "Corporate Governance":

•	Sixth Amended and Restated By-Laws (“By-Laws”)

•	Core Values

•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

•	Policy on Complaints on Accounting, Internal Accounting Controls and Auditing Matters

•	Amended and Restated Certificate of Incorporation

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Stockholder Liaison Committee Charter

•	Lead Director Charter

•	Governance Hotline Information

•	Contact the Lead Director

Copies of these materials may also be obtained, free of charge, by writing to: Tempur Sealy International, Inc., 1000 Tempur Way Lexington, Kentucky 40511, Attention:  Investor Relations. Please specify which document you would like to receive.

Certificate of Incorporation and By-Laws; Majority Voting for Directors

Tempur Sealy International’s By-Laws provide that a director in an uncontested election will be elected by a majority of the votes cast at the Annual Meeting. In the event that the number of votes "against" a director exceeds the number of votes "for" that director, that director must tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept the resignation. In an election for directors where the number of nominees exceeds the number of directors to be elected - a contested election - the directors would be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter. Neither Tempur Sealy International’s Certificate of Incorporation nor its By-Laws provide for a classified Board.

Board of Directors’ Meetings

The Board held nineteen meetings in 2015. The Securities and Exchange Commission (“SEC”) requires disclosure of the name of any director who, during the last full fiscal year (calendar year 2015), attended fewer than 75% of the aggregate of the total number of meetings of (i) the Board during the period for which he or she has been a director and (ii) all committees of the board on which the director served during the periods that he or she served. Each director attended more than 75% of the combined total number of meetings of the Board and its committees held in 2015 during the period in which they served as Directors or committee members.

Directors’ Independence

Our corporate governance guidelines provide that the Board shall consist of a majority of Directors who are independent within the meaning of the New York Stock Exchange Rules governing the composition of the Board and its committees (“NYSE Independence Rules”). The Board has determined that none of Evelyn S. Dilsaver, Frank A. Doyle, John A. Heil, Peter K. Hoffman, Sir Paul Judge, Nancy F. Koehn, Jon L. Luther, Usman Nabi, Richard W. Neu or Robert B. Trussell, Jr. have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) within the meaning of the NYSE Independence Rules and accordingly are "independent" for purposes of the NYSE Independence Rules.

The Board has determined that Scott L. Thompson and Lawrence J. Rogers do not qualify as independent directors under the NYSE Independence Rules. Mr. Thompson serves as Chairman, President and Chief Executive Officer of Tempur Sealy, and Mr. Rogers served as President and Chief Executive Officer of Sealy Corporation until his retirement on April 5, 2014.

Board Leadership Structure

As stated in its Corporate Governance Guidelines, the Board has no set policy with respect to the separation of the offices of Chairman and Chief Executive Officer. In connection with its search for a new CEO, both the Search Committee created for this purpose and the Board of Directors concluded that in order to attract a high quality CEO candidate with the experience and leadership skills desired, the Board would be willing to offer the candidate a position that included the Chairman role. Accordingly, in connection with hiring Mr. Thompson as Chairman and CEO, the Board created the Lead Director role as an integral part of a Board leadership structure that promotes strong, independent oversight of our management and affairs. The Lead Director must be independent as determined by the Board in accordance with the criteria included in our Corporate Governance Guidelines, which are summarized above.

In connection with the appointment of Mr. Thompson as Chairman and CEO, the Board established the position of Lead Director and named Mr. Doyle to that role. Following the 2016 Annual Meeting, Mr. Neu will assume this leadership role. The Lead Director:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent director;

•	has the authority to call meetings of the independent Directors;

•	serves as the principal liaison between the Chairman and the independent Directors;

•	consults with the Chairman regarding all information sent to the Board of Directors, including the quality, quantity, appropriateness and timeliness of such information;

•	consults with the Chairman regarding meeting agendas for the Board of Directors;

•	consults with the Chairman regarding the frequency of Board of Directors meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items;

•	recommends to the Nominating and Corporate Governance Committee and to the Chairman, selection for the membership and chairman position for each Board committee;

•	interviews, along with the chair of the Nominating and Corporate Governance Committee, all Director candidates and makes recommendations to the Nominating and Corporate Governance Committee; and

•	will be invited to attend meetings of all other committees of the Board (other than meetings of committees on which he or she is already a member);

The Board believes that no single leadership model is universally or permanently appropriate, but that the current leadership structure is the most effective and best serves the Company at this juncture. The Board will continue to review and consider whether the roles of the Chairman and CEO should be combined or separated in the future as part of its regular review of the Company’s governance structure.

Board of Director’s Role in Risk Oversight

The Board is responsible for overseeing the management and operations of the Company, including overseeing its risk assessment and risk management functions. As discussed elsewhere in this Proxy Statement, the Board has delegated primary responsibility for reviewing the Company’s policies with respect to risk assessment and risk management to the Audit Committee. The Board has determined that this oversight responsibility can be most efficiently performed by the Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to Tempur Sealy International’s accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. The Audit Committee regularly reports to the Board with respect to its oversight of these important areas. The Compensation Committee has primary responsibility for oversight of risk related to compensation matters, as more fully described elsewhere in this Proxy Statement.

Committees of the Board

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Stockholder Liaison Committee was formed after the 2015 Annual Meeting as a result of the Board's determination that enhanced focus on Board level communication with stockholders, in conjunction with management, was appropriate. In connection with the reduction in size of the Board of Directors and the related change in the composition of its three principal committees to occur after the 2016 Annual Meeting, we expect that this committee will be discontinued and certain of its responsibilities will be assumed by the reconstituted Nominating and Corporate Governance Committee following the 2016 Annual Meeting.

The Audit Committee

The members of the Audit Committee are Evelyn S. Dilsaver (Chair), Peter K. Hoffman, Sir Paul Judge and Richard W. Neu, who was appointed to the Audit Committee effective February 1, 2016. Following the conclusion of the 2016 Annual Meeting, the Audit Committee will consist of Evelyn Dilsaver (Chair), John Heil and Richard W. Neu.

The Board has determined that each member and prospective member of the Audit Committee is independent as defined in the NYSE Independence Rules and the rules of the SEC. The Board has also determined that all members of the Audit Committee are audit committee financial experts within the meaning of Item 407(d)(5)(ii) of Regulation S-K of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and have "accounting or related financial management expertise" within the meaning of the applicable NYSE Rules. See "Election of Directors-Nominees to Board of Directors" for disclosure regarding such audit committee financial experts’ relevant experience. The Audit Committee was established in accordance with Section 3(a)(58) of the Exchange Act.

The Audit Committee is responsible for providing independent, objective oversight with respect to Tempur Sealy International’s accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Some of the Audit Committee’s responsibilities include:

•	reviewing the scope of internal and independent audits;

•	reviewing the Company’s quarterly and annual financial statements and related SEC filings;

•	reviewing the adequacy of management’s implementation of internal controls;

•	reviewing the Company’s accounting policies and procedures and significant changes in accounting policies;

•	reviewing the Company’s business conduct, legal and regulatory requirements, and ethics policies and practices;

•	reviewing the Company’s policies with respect to risk assessment and risk management;

•
reviewing information to be disclosed and types of presentations to be made in connection with the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	preparing an annual evaluation of the committee’s performance and reporting to the Board on the results of this self-evaluation;

•	reporting regularly to the Board on the committee’s activities; and

•	appointing the independent public accountants and reviewing their independence and performance and the reasonableness of their fees.

The Audit Committee has established whistleblower procedures, which provide for (a) the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Tempur Sealy International also has a confidential, anonymous reporting system which is web-based and available to all employees. All reports are treated confidentially.

The Audit Committee met fourteen times in 2015. A copy of the Audit Committee charter as adopted by our Board of Directors is available on Tempur Sealy International’s website under the caption "Corporate Governance" at http://investor.tempursealy.com/overview.cfm.

The Compensation Committee

The members of the Compensation Committee are Peter K. Hoffman (Chair), John A. Heil, Sir Paul Judge, Usman Nabi and Richard Neu, who was appointed to the Compensation Committee effective February 1, 2016. Following the conclusion of the 2016 Annual Meeting, the Compensation Committee will be comprised of Jon Luther (Chair), Usman Nabi and Richard Neu.

The Board has determined that each member and prospective member of the Compensation Committee is independent as defined in the NYSE Independence Rules.

Some of the Compensation Committee’s responsibilities include:

•
reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the chief executive officer, chief operating officer and the executive vice presidents (“EVPs”) and any other officer senior to the EVPs (collectively, the “Senior Executives”), evaluating at least once a year each Senior Executive's performance in light of these established goals and objectives and, based upon these evaluations, approving and making recommendations to the Board for approval regarding the Senior Executives’ annual compensation, including salary, bonus, incentive, equity compensation, perquisites and other personal benefits;

•
reviewing and approving on an annual basis, with the input of the chief executive officer, the corporate goals and objectives with respect to the Company’s compensation structure for all other executive officers (other than the Senior Executives), including perquisites and other personal benefits, and evaluating at least once a year the executive officers’ performance in light of these established goals and objectives and based upon these evaluations, determine and approve the annual compensation for these executive officers, including salary, bonus, incentive, equity compensation, perquisites and other personal benefits;

•
reviewing on an annual basis the Company’s compensation policies, including salaries and annual incentive bonus plans, with respect to the compensation of employees whose compensation is not otherwise set by the Compensation Committee or the Board;

•	overseeing the development of executive succession plans and the leadership development and training of the Company’s executive team;

•	reviewing on an annual basis the Company’s compensation structure for its Directors and making recommendations to the Board regarding the compensation of Directors;

•
reviewing at least annually the Company’s compensation programs with respect to overall risk assessment and risk management, particularly with respect to whether such compensation programs encourage unnecessary or excessive risk taking by the Company;

•
reviewing the Company's incentive compensation and stock-based plans and recommending changes in such plans to the Board as needed, having and exercising all the authority of the Board with respect to the administration of such plans;

•	reviewing and approving employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;

•
reviewing and discussing with management the "Compensation Discussion and Analysis," and based on such review and discussions, make recommendations to the Board regarding inclusion of that section in the Company’s Proxy Statement;

•	preparing and publishing an annual executive compensation report in the Company's Proxy Statement;

•
reviewing and recommending to the Board for approval the frequency with which the Company will conduct Say on Pay Votes and reviewing and approving the proposals regarding Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company’s proxy statement;

•	preparing an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation; and

•	reporting regularly to the Board on the committee's activities.

The Compensation Committee, in its role as administrator under the Company’s previous Amended and Restated 2003 Equity Incentive Plan, as amended (the “2003 Equity Incentive Plan”), and under the Company’s current 2013 Equity Incentive Plan (the “2013 Equity Incentive Plan”), recommended, and the Board approved, the delegation of authority to the Company’s President and Chief Executive Officer to grant equity awards under those plans within certain specified parameters.

In determining the incentive compensation of our Senior Executives (other than for our Chief Executive Officer), our Chief Executive Officer recommends performance objectives to the Compensation Committee and assists the Compensation Committee to determine if the performance objectives have been achieved.

Since 2005, the Compensation Committee has periodically engaged Frederic W. Cook & Co., Inc. (“Cook”), an executive compensation consultant, to evaluate the Company’s overall compensation structure and equity compensation for the Company’s Executive Officers and Directors. In 2015, the Compensation Committee directly engaged Cook to update the competitive analysis of executive compensation levels and structure. For a further description of the services Cook has provided, see "Executive Compensation and Related Information - Compensation Discussion and Analysis" in this Proxy Statement.

Cook does no work for the Company unless requested by and on behalf of the Compensation Committee Chair, receives no compensation from the Company other than for its work in advising the Compensation Committee and maintains no other economic relationships with the Company. A representative from Cook attends meetings of the Compensation Committee, when requested by the Compensation Committee Chair, and the Compensation Committee Chair frequently interacts with Cook between meetings to define the nature of work to be conducted, to review materials to be presented at Committee meetings and to obtain the consultant’s opinion and perspective on proposals prepared by management. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K and the NYSE rules, the Compensation Committee has affirmatively determined that no conflicts of interest exist between the Company and Cook (or any individuals working on the Company’s account on Cook’s behalf). In reaching such determination, the Compensation Committee considered the following enumerated factors, all of which were attested to or affirmed by Cook:

•	during 2015, Cook provided no services to and received no fees from the Company other than in connection with the engagement;

•
the amount of fees paid or payable by the Company to Cook in respect of the engagement represented (or are reasonably certain to represent) less than 1% of Cook’s total revenue for the 12 month period ended December 31, 2015;

•	Cook has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

•
there are no business or personal relationships between Cook and any member of the Compensation Committee other than in respect of (i) the engagement, or (ii) work performed by Cook for any other company, board of directors or compensation committee for whom such Committee member also serves as an independent director;

•	Cook owns no stock of the Company; and

•	there are no business or personal relationships between Cook and any executive officer of the Company other than in respect of the engagement.

The Compensation Committee met eleven times in 2015. A copy of the Compensation Committee charter as adopted by our Board of Directors is available on Tempur Sealy International’s website under the caption "Corporate Governance" at http://investor.tempursealy.com/overview.cfm.

The Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are John A. Heil (Chair), Nancy F. Koehn and Jon L. Luther. Following the conclusion of the 2016 Annual Meeting, the Nominating and Corporate Governance Committee will include John Heil (Chair), Evelyn Dilsaver, Jon Luther and Usman Nabi. The Board has determined that each member and prospective member of the Nominating and Corporate Governance Committee is independent as defined in the NYSE Independence Rules. Some of the Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board director nominees to be presented at the annual meeting of stockholders and to fill vacancies on the Board;

•	developing appropriate criteria for identifying properly qualified directorial candidates;

•	annually reviewing the composition of the Board and the skill sets and tenure of existing directors and discussing longer term transition issues;

•	annually reviewing and recommending to the Board members for each standing committee of the Board;

•	establishing procedures to assist the Board in developing and evaluating potential candidates for executive positions, including the chief executive officer;

•
reviewing various corporate governance-related policies, including the Code of Business Conduct and Ethics, the Related Party Transactions Policy, and the Policy on Insider Trading and Confidentiality, and recommending changes, if any, to the Board;

•	reviewing and evaluating related party transactions;

•	developing, annually reviewing and recommending to the Board corporate governance guidelines for the Company;

•	reviewing at least annually the reports on the Company prepared by the major proxy advisory firms and provide a report to the Board;

•
developing and overseeing, when necessary, a Company orientation program for new directors and a continuing education program for current directors, and periodically reviewing these programs and updating them as necessary;

•	making recommendations to the Board in connection with any director resignation tendered pursuant to the Company’s Amended and Restated By-Laws;

•	preparing an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation; and

•	reporting regularly to the Board on the committee's activities.

The Nominating and Corporate Governance Committee met eight times in 2015. A copy of the Nominating and Corporate Governance Committee charter as adopted by our Board of Directors is available on Tempur Sealy International’s website under the caption "Corporate Governance" at http://investor.tempursealy.com/overview.cfm.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2015 were Peter K. Hoffman, John A. Heil, Sir Paul Judge and Usman Nabi. As noted above, Mr. Neu joined the Compensation Committee in February 2016. None of these members is a current or former officer or employee of Tempur Sealy International or, to our knowledge, has any interlocking relationships as set forth in applicable SEC rules that require disclosure as a Compensation Committee interlock.

Policy Governing Related Party Transaction

Our Board has adopted a written Related Party Transactions Policy providing for the review and approval or ratification by the Nominating and Corporate Governance Committee of any transaction, arrangement or relationship, or series of such transactions, arrangements or relationships (including indebtedness or guarantees of indebtedness), in which the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year end and involving the Company and its Directors, executive officers, beneficial owners of more than 5% of the Company’s common stock or their respective immediate family members or affiliates. In reviewing a transaction, an arrangement or relationship, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party’s interest in the transaction, arrangement or relationship.

Policies Governing Director Nominations

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. Board members should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills and business experience. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure that good corporate governance is practiced. No individual may stand for election to the Board if he or she would be age 74 or older at the time of the election.

In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the Company and its stockholders, including the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented; independence; reputation for integrity, honesty and adherence to high ethical standards; the ability to exercise sound business judgment; substantial business or professional experience and the ability to offer meaningful advice and guidance to the Company’s management based on that experience; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by the Board and any core competencies or technical expertise necessary to staff Board committees. In addition, the Nominating and Corporate Governance Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties.

In addition to fulfilling the above criteria, six of the seven nominees for re-election named above are considered independent under the NYSE rules. Mr. Thompson, the Company's Chairman, President and Chief Executive Officer, is not considered independent under the NYSE rules. The Nominating and Corporate Governance Committee believes that all seven nominees are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole.

Mr. Nabi was appointed to the Board in May 2015 pursuant to the H Partners Agreement described below under “Board and Management Transition in 2015 and Early 2016”, and Mr. Luther was appointed to the Board in June 1, 2015 as an independent director upon the recommendation of H Partners pursuant to the H Partners Agreement. In addition, subject to the conditions in the H Partners Agreement, the Company has agreed to nominate each of Messrs. Nabi and Luther for re-election as a director at the 2016 Annual Meeting.

Each nominee also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, investing, finance, manufacturing, consumer product companies, sales, marketing and international business. Set forth below are the conclusions reached by the Board with regard to its nominees.

Ms. Dilsaver brings significant accounting, auditing and financial skills, based on her training as an accountant and her senior positions at a number of financial services companies, including in the role of chief financial officer.

Mr. Heil has served in positions of president, chief executive officer or chief operating officer of a number of food and consumer products companies, and has significant manufacturing, marketing and managerial experience.

Mr. Luther brings a strong track record of profitably growing large global consumer branded businesses, with a keen understanding of the consumer, and notable brand development expertise. He has significant relevant experience as a CEO and as a director of other high-performance public companies.

Mr. Nabi brings significant investment and financial expertise, as well a strong record of stockholder value creation and expertise in senior management recruitment and compensation.

Mr. Neu has extensive knowledge and experience handling complex financial and operational issues through his service as both a director and executive officer of a variety of public companies.

Mr. Thompson serves as our Chairman, President and Chief Executive Officer and brings more than two decades of executive leadership experience, and a history of strategic focus, enhancing high-performance teams and stockholder value creation.

Mr. Trussell, as former Chief Executive Officer and a principal founder of the Company, brings management and mattress industry experience and an historical perspective to the Board.

The Nominating and Corporate Governance Committee of the Board is responsible for reviewing with the Board from time to time the appropriate qualities, skills and characteristics desired of members of the Board in the context of the needs of the business and the composition of the Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all Directors:

•	a reputation for integrity, honesty and adherence to high ethical standards;

•	the ability to exercise sound business judgment;

•	substantial business or professional experience and the ability to offer meaningful advice and guidance to the Company’s management based on that experience; and

•	the ability to devote the time and effort necessary to fulfill their responsibilities to the Company.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, including whether the nominee has specific strengths that would augment the existing skills and experience of the Board, such as an understanding of and experience in international business, accounting, governance, finance or marketing and whether the nominee has leadership experience with public companies or other sophisticated and complex organizations. Further, consideration is given to having a diversity of background, experience, skill and perspective among the Directors, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality, and that the Directors represent a range of differing professional positions, industry sectors, expertise and geographic representation. In addition, the Nominating and Corporate Governance Committee is responsible for considering the tenure of existing directors and longer term Board composition transition issues. The Board does not have a specific policy with respect to the diversity of its Directors, and diversity is only one consideration when selecting and nominating Directors.

Process for Identifying and Evaluating Director Nominees

As discussed above under "Director Qualifications and Review of Director Nominees," the Nominating and Corporate Governance Committee reviews annually the size and composition of the Board and makes recommendations to the Board regarding any measures to be taken. In addition, the Nominating and Corporate Governance Committee has established a process for identifying potential candidates when appropriate and evaluating nominees for Director. Although the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders in accordance with the Company's By-Laws, the Nominating and Corporate Governance Committee believes that the process it uses to identify and evaluate nominees for Director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further the Company's mission. If the Board has identified a need to either expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board, the Nominating and Corporate Governance Committee may identify nominees through the use of professional search firms that may utilize proprietary screening techniques to match candidates to the Nominating and Corporate Governance Committee's specified qualifications. The Nominating and Corporate Governance Committee may also receive recommendations from existing Directors, executive officers, stockholders, key business associates and trade or industry affiliations. The Nominating and Corporate Governance Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under "Director Qualifications and Review of Director Nominees." The Board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy.

In 2015, the Company did not employ a search firm or pay fees to any third party to either search for or evaluate Board nominee candidates.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders, in accordance with the Company's By-Laws. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria set forth above under "Director Qualifications and Review of Director Nominees" and follows the same process as set forth above under "Process for Identifying and Evaluating Director Nominees." Any stockholder recommendations of director nominees proposed for consideration by the Nominating and Governance Committee should include the nominee's name and qualifications for Board membership and should be addressed in writing to the Committee, care of: Tempur Sealy International, Inc., 1000 Tempur Way, Lexington, Kentucky 40511, Attention: Corporate Secretary. The Company’s By-Laws permit stockholders to nominate directors for consideration at our 2017 annual stockholder meeting in accordance with certain procedures described in this Proxy Statement under the heading "Stockholder Proposals for 2017 Proxy Statement."

Designation of, and Communication with, Tempur Sealy International’s Board of Directors through its Lead Director

Upon the appointment of Mr. Thompson as Chairman of the Board, the Board of Directors designated Frank Doyle as the "Lead Director" to perform the role contemplated in NYSE rule 303A.03. Following the 2016 Annual Meeting, Mr. Neu will become the Lead Director. Stockholders or other interested parties wishing to communicate with our Board can contact the Lead Director by e‑mail at presidingdirector@tempursealy.com or by going to Tempur Sealy International’s website at http://investor.tempursealy.com/overview.cfm under the caption "Corporate Governance - email the Lead Director." Regardless of the method you use, the Lead Director will be able to view your unedited message. The Lead Director will determine whether to relay your message to other members of the Board.

Executive Sessions

Executive sessions, or meetings of the outside (non-management) Directors without management present, are held regularly. In 2015, executive sessions were held during the five regularly scheduled meetings of the Board of Directors. Executive sessions are led by the Lead Director.

Charitable Contributions

Tempur Sealy International has not made any charitable contributions to any charitable organization in which a director serves as an executive officer in which, within the preceding three years, such contributions in any single year exceeded the greater of $1.0 million, or 2% of such organization’s consolidated gross revenues.

Board Member Attendance at Annual Meetings

In accordance with our Corporate Governance Guidelines, all continuing Directors are generally expected to attend the annual meeting of stockholders. At our last annual meeting, which was held on May 8, 2015, six of the seven Directors standing for re-election to the Board attended, with one director unable to attend due to medical reasons.

Board and Management Transition in 2015 and Early 2016

As described below and as described in greater detail in our SEC filings, during 2015 and in early 2016 we made a number of changes to our Board and senior management team in response to feedback from our stockholders, with the goal of refreshing and strengthening our Board and our senior management team.

Changes After 2015 Annual Meeting

Prior to our Annual Meeting of Stockholders on May 8, 2015, H Partners Management, LLC (“H Partners Management”) and certain of its affiliates (collectively, “H Partners”), our largest stockholder, filed proxy materials with the SEC and conducted a campaign advocating that our stockholders vote against the re-election of three directors, including Mark Sarvary, our CEO. In its proxy materials H Partners stated its belief that we required a refreshed Board and a new CEO. At our annual meeting of stockholders on May 8, 2015, stockholders holding a majority of our outstanding common stock voted against the re-election as director of Mark Sarvary, our CEO, and two other independent directors. On May 11, 2015, we announced that we had entered into an agreement with H Partners (the “H Partners Agreement”). Pursuant to the H Partners Agreement, we agreed to cause the Board of Directors to: (i) accept the resignations of Mark Sarvary and these two independent directors as directors of the Company; (ii) appoint Usman Nabi to the Board and to take all necessary actions to appoint Mr. Nabi to the Compensation Committee of the Board; (iii) remove Mark Sarvary as CEO and President of the Company and elect Timothy Yaggi to serve as Interim CEO and President, until a successor was elected by the Board; (iv) appoint to the Board an additional individual recommended by H Partners Management, acceptable to the Board in its reasonable discretion and meeting certain other parameters, and appoint that individual to the Nominating and Corporate Governance Committee of the Board; and (v) conduct a search for a new CEO pursuant to a process outlined in the H Partners Agreement, including the formation of a Search Committee headed by Mr. Nabi.

In connection with these changes, on May 11, 2015, our Board appointed Frank Doyle as Chairman and John Heil as Chair of the Nominating and Corporate Governance Committee, replacing the two independent directors who were not re-elected and who resigned. In addition, pursuant to the H Partners Agreement, H Partners Management nominated, and the Board appointed, Mr. Jon Luther to the Board of Directors and the Nominating and Corporate Governance Committee effective May 31, 2015.

Pursuant to the H Partners Agreement, our Board has nominated Mr. Nabi and Mr. Luther for election to the Board at the 2016 Annual Meeting. In addition, H Partners also agreed that it will not vote any shares of Common Stock beneficially owned, or deemed beneficially owned by it, earlier than two business days prior to the date of the 2016 Annual Meeting. Under the terms of the H Partners Agreement, H Partners also agreed to certain customary standstill provisions, which will terminate together with the rest of the H Partners Agreement on the date immediately following the date of the 2016 Annual Meeting.

Additional Management and Board Changes

Effective July 30. 2015, we promoted Barry Hytinen to the position of CFO, replacing Dale Williams, whose employment terminated effective August 31, 2015. Pursuant to the search contemplated by the H Partners Agreement as described above, on September 4, 2015 we hired Scott Thompson as our Chairman, Chief Executive Officer and President. In addition, we announced that Frank Doyle, formerly Chairman, had been named to the newly created positon of Lead Director.

On October 28, 2015 our Board elected Richard W. Neu as an additional independent director. On February 2, 2016 we announced that Mr. Neu had been appointed to the Compensation and Audit Committees.

On February 2, 2016, the Company provided an update on proposed changes in its Board of Directors as part of its ongoing efforts to refresh and transition its Board. In connection with a review during 2015 by the Board’s Nominating and Corporate Governance Committee of the Board’s size, composition and tenure, including discussions with Board members about their individual plans, Frank A. Doyle, Peter K. Hoffman, Sir Paul Judge, Nancy F. Koehn and Lawrence J. Rogers informed the Nominating and Corporate Governance Committee that they did not wish to stand for re-election, and would retire as directors effective upon completion of the Company’s 2016 Annual Meeting. The Company also announced that, in order for the Company to continue to avail itself of Mr. Rogers’ experience and services following his retirement from the Board, the Company expects to enter into a consulting agreement with Mr. Rogers, with a term of one year and subject to annual renewal thereafter, whereby Mr. Rogers will provide consulting and other services, including remaining on the boards of two of the Company’s joint ventures. The Board gratefully acknowledges the many contributions to the Company made by these directors during their tenures.

On March 10, 2016 we announced that Timothy Yaggi, our Chief Operating Officer, would be leaving the Company effective March 31, 2016.

PROPOSAL ONE

ELECTION OF DIRECTORS

Board of Directors

Tempur Sealy International’s Board currently consists of twelve members, each serving a one-year term. As discussed above, five of our current directors have decided to retire as of the date of the 2016 Annual Meeting. The nominees for this year’s election of directors are: Evelyn S. Dilsaver, John A. Heil, Jon L. Luther, Usman Nabi, Richard W. Neu, Scott Thompson and Robert B. Trussell, Jr., each currently a director of Tempur Sealy International. The nominees, if elected, will each serve a one-year term until Tempur Sealy International’s annual meeting of stockholders in 2017 or until his or her respective successor is elected and qualified. Each of the nominees has consented to serve a one-year term. There are no family relationships among our executive officers and directors.

VOTE REQUIRED

Each director will be elected by the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting. In the event that the number of votes "against" a director exceeds the number of votes "for" that director, that director must tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept the resignation. The Board of Directors will then consider the recommendation and publicly disclose its decision within 90 days after the certification of the election results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOLLOWING NOMINEES:

Nominees to Board of Directors

Evelyn S. Dilsaver, 60, has served as a member of Tempur Sealy International’s Board of Directors since December 2009. Ms. Dilsaver was President and Chief Executive Officer of Charles Schwab Investment Management from July 2004 until September 2007. Prior to that, Ms. Dilsaver held various senior management positions with The Charles Schwab Corporation since December 1991, including Executive Vice President and Senior Vice President, Asset Management Products and Services, of Charles Schwab Investment Management and Chief Financial Officer for U.S. Trust Company. Ms. Dilsaver is also a member of the board of directors of Aeropostale, Inc. (ARO), HealthEquity, Inc. (HQY), as well as Blue Shield of California and other non-profit boards. She also serves as a member of the advisory board of Protiviti, a global consulting company. In the past five years, Ms. Dilsaver has also served as a director of HighMark Funds, Longs Drugs and Tamalpais Bancorp. In September 2010, Tamalpais Bancorp filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code. Ms. Dilsaver is a certified public accountant and holds a B.S. degree in accounting from California State University-Hayward. Ms. Dilsaver brings a long professional career in finance, accounting and general management and considerable experience with consumer-oriented businesses to the Board as a senior executive of a large investment management firm and her many years of serving as a director of companies in a variety of businesses.

John A. Heil, 63, has served as a member of Tempur Sealy International’s Board of Directors since March 2008. From February 2005 until his retirement in April 2013, he served as President of United Pet Group, Inc., a global manufacturer and marketer of pet food/supplies and a subsidiary of Spectrum Brands, Inc. Spectrum Brands, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in February 2009 and emerged from bankruptcy protection on August 28, 2009. From 2000 to February 2005 he served as United Pet Group’s President and Chief Executive Officer. Mr. Heil has been a member of the board of directors and a member of the audit committee of VCA Antech, Inc., a NYSE listed company, since February 2002, and previously served as a director of that company from 1995 to 2000. Prior to joining United Pet Group, Mr. Heil spent twenty-five years with the H.J. Heinz Company in various executive and general management positions including President of Heinz Pet Products. Mr. Heil holds a B.A. degree in economics from Lycoming College. Mr. Heil’s long career in management and the branded consumer products arena brings a remarkable depth of operational and strategic experience to the Board.

Jon L. Luther, 72, has served as a member of Tempur Sealy International’s Board of Directors since May 2015. He served as Chief Executive Officer of Dunkin’ Brands from January 2003 to January 2009 and Chairman from March 2006 to January 2009. In January 2009, he assumed the role of Executive Chairman and became non-Executive Chairman from July 2010 until his retirement in May 2013. Prior to Dunkin’ Brands, Mr. Luther was President of Popeyes, a division of AFC Enterprises, from February 1997 to December 2002. Prior to Popeyes, Mr. Luther served as President of CA One Services, a subsidiary of Delaware North Companies, Inc. and served as President and CEO of Benchmark Services, Inc., a food services company he founded. Earlier in his career, Mr. Luther held various leadership positions at Marriott Corporation and ARAMARK. Mr. Luther is a member of the board of directors of Six Flags Entertainment Corporation, Brinker International, Inc. and Arby’s Restaurant Group. Mr. Luther holds a degree in hotel and restaurant management from Paul Smith’s College. Mr. Luther brings a strong track record of profitably growing large global consumer branded businesses, with a keen understanding of the consumer, and notable brand development expertise. He has significant relevant experience as a CEO and as a director of other high-performance public companies.

Usman Nabi, 41, has served as a member of Tempur Sealy International’s Board of Directors since May 2015. Mr. Nabi is a Senior Partner at H Partners, an investment management firm and Tempur Sealy International’s largest stockholder. Before joining H Partners in 2006, Mr. Nabi was at Perry Capital, the Carlyle Group, and Lazard Freres. Mr. Nabi serves on the Board of Directors of Six Flags Entertainment. Mr. Nabi received his A.B. degree from Harvard College and an M.B.A. degree from Stanford University Graduate School of Business. Mr. Nabi brings a strong business and financial background and extensive investment experience to the Board.

Richard W. Neu, 60, has served as a member of Tempur Sealy International’s Board of Directors since October 2015. Mr. Neu’s professional career has spanned over 35 years. For the last 11 years Mr. Neu has served in a variety of Board roles. Mr. Neu currently serves on the board of directors, as chair of the audit committee and as a member of the executive and community development committees of Huntington Bancshares Incorporated. Until the sale of the company in 2012, he was the lead director and a member of the audit committee and governance committee of Dollar Thrifty Automotive Group, Inc., having served as the chairman of the Dollar Thrifty board of directors from 2010 through 2011. Mr. Neu also served as a director of MCG Capital Corporation from 2007 until its sale in 2015, and during this period served as chairman of the board from 2009 to 2015 and as Chief Executive Officer from November 2011 to November 2012. Mr. Neu served from 1985 to 2004 as Chief Financial Officer of Charter One Financial, Inc., a major regional bank holding company, and a predecessor firm, and as a director of Charter One Financial, Inc. from 1992 to August 2004. Mr. Neu previously worked for KPMG. Mr. Neu received a B.B.A. from Eastern Michigan University with a major in accounting. Mr. Neu has extensive knowledge and experience handling complex financial and operational issues through his service as both a director and executive officer of a variety of public companies.

Scott L. Thompson, 57, has served as Chairman of Tempur Sealy International’s Board of Directors and as its President and Chief Executive Officer since September 2015. He previously served as Chief Executive Officer and President of Dollar Thrifty Automotive Group, Inc. until it was purchased by Hertz Global Holdings, Inc. in 2012. Prior to serving as CEO and President, Mr. Thompson was a Senior Executive Vice President and Chief Financial Officer of Dollar Thrifty. Prior to joining Dollar Thrifty in 2008, Mr. Thompson was a consultant to private equity firms, and was a founder of Group 1 Automotive, Inc., a NYSE and Fortune 500 company, serving as its Senior Executive Vice President, Chief Financial Officer and Treasurer. Mr. Thompson presently serves as a member of the Board of Directors for Asbury Automotive Group, Inc. Mr. Thompson earned a Bachelor of Business Administration degree from Stephen F. Austin State University in Nacogdoches, Texas, and began his career with a national accounting firm. Mr. Thompson brings extensive financial, operational and entrepreneurial experience to the Board in his roles as an executive officer and director of publicly traded companies.

Robert B. Trussell, Jr., 64, has served as a member of Tempur Sealy International’s Board of Directors or its predecessors since 2002. Mr. Trussell served as Chief Executive Officer of Tempur Sealy or its predecessor from November 2002 until his retirement in May 2006. From 1994 to December 2004, Mr. Trussell served as President of the Company and its predecessors. Prior to joining the Company's predecessor in 1994, Mr. Trussell was general partner of several racing limited partnerships that owned racehorses in England, France and the United States. He was also the owner of several start-up businesses in the equine lending and insurance business. Mr. Trussell received his B.S. degree from Marquette University. As former Chief Executive Officer and a principal founder of Tempur Sealy, Mr. Trussell brings significant management and mattress industry experience and an historical perspective to the Board.

Executive Officers

Name	Age	Position
Scott Thompson	57	Chairman of the Board, President and Chief Executive Officer
Timothy Yaggi	55	Chief Operating Officer
Barry Hytinen	41	Executive Vice President and Chief Financial Officer
Richard Anderson	56	Executive Vice President and President, North America
Lou Jones	65	Executive Vice President, General Counsel and Secretary
David Montgomery	55	Executive Vice President and President of International Operations
Jay Spenchian	57	Executive Vice President and Chief Marketing Officer
Bhaskar Rao	50	Chief Accounting Officer and Senior Vice President Finance

Timothy Yaggi joined Tempur Sealy International in February 2013 and serves as Chief Operating Officer. From May to September 2015, he also served as Interim President and Chief Executive Officer. From 2008 to 2012, Mr. Yaggi served as Group President of the North America Builder Group at Masco Corporation. From 1994 to 2008, Mr. Yaggi was employed at Whirlpool Corporation, most recently as Executive Vice President, Market Operations, North America. Mr. Yaggi was also employed by Norelco (Philips) from 1988 to 1993. Mr. Yaggi received his A.B. degree from Princeton University and an M.B.A. from Michigan State University. On March 10, 2016 we announced that Timothy Yaggi, our Chief Operating Officer, would be leaving the Company effective March 31, 2016. For a discussion of the terms relating to Mr. Yaggi’s departure please refer to “Compensation Discussion and Analysis - 2016 Compensation Actions - Departure of Mr. Yaggi.”

Barry Hytinen was appointed to serve as Executive Vice President and Chief Financial Officer of Tempur Sealy International in July 2015. Since joining the Company in June 2005, Mr. Hytinen has served in a range of finance, corporate development, financial planning and investor relations roles, most recently as Executive Vice President, Corporate Development and Finance. Prior to joining the Company, Mr. Hytinen served as Chief Financial Officer of a venture-backed software company. Earlier in his career, he held finance and corporate development positions at Vignette and General Electric. Mr. Hytinen earned an M.B.A. from Harvard Business School and holds a B.S. in Finance and Political Science from Syracuse University.

Richard Anderson joined Tempur Sealy International in July 2006 and serves as Executive Vice President and President, North America. From 1983 to 2006, Mr. Anderson was employed by The Gillette Company, which became a part of The Procter & Gamble Company in 2005. Mr. Anderson most recently served as the Vice President of Marketing for Oral-B and Braun in North America. Previously, Mr. Anderson was the Vice President of Global Business Management for Duracell. Mr. Anderson has held several management positions in marketing and sales as well as overseeing branding, product development and strategic planning. Mr. Anderson earned a B.S. and a M.B.A. from Virginia Tech.

Lou Jones joined Tempur Sealy International in June 2009 and serves as Executive Vice President, General Counsel and Secretary. From 2007 to 2009, Ms. Jones was employed by Papa John’s International, where she served as General Counsel. From 1998 to July 2007, Ms. Jones was employed by Blockbuster Inc., serving as Senior Vice President, Corporate and International Law. From 1984 to 1998, Ms. Jones was a partner and shareholder at the law firm of Thompson & Knight. Ms. Jones earned a B.A. degree from the University of Texas, a B.G.S. degree from the University of Nebraska and a J.D. degree from Southern Methodist University.

David Montgomery joined Tempur Sealy International in February 2003 and serves as Executive Vice President and President of International Operations, with responsibilities including marketing and sales. From 2001 to November 2002, Mr. Montgomery was employed by Rubbermaid, Inc., where he served as President of Rubbermaid Europe. From 1988 to 2001, Mr. Montgomery held various management positions at Black & Decker Corporation, most recently as Vice President of Black & Decker Europe, Middle East and Africa. Mr. Montgomery received his B.A. degree, with honors, from L’ Ecole Superieure de Commerce de Reims, France and Middlesex Polytechnic, London.

Jay Spenchian joined Tempur Sealy International in December 2014 and serves as Executive Vice President and Chief Marketing Officer. From 2011 to 2014, Mr. Spenchian was employed by Darden Restaurants, where he served as the Executive Vice President and Chief Marketing Officer for Olive Garden and led the total brand revitalization of the Olive Garden business. Mr. Spenchian was employed by General Motors Corporation from 1998 to 2010, serving as Chief Marketing Officer and Executive Director, where he played a key leadership role in the Cadillac Brand Renaissance. Prior to General Motors Corporation, Mr. Spenchian held several senior general management leadership roles with The Pillsbury Company, Sara Lee Corporation, H.J. Heinz Company and PepsiCo. Mr. Spenchian earned a B.A. and a M.B.A. from Michigan State University.

Bhaskar Rao joined Tempur Sealy International in January 2004 and since April 2011 has served as Senior Vice President Finance and Chief Accounting Officer. From February 2010 to April 2011, Mr. Rao served as Senior Vice President of Strategic Planning and Corporate Development and Chief Accounting Officer. From May 2006 to February 2010, Mr. Rao served as Vice President of Strategic Planning and Chief Accounting Officer. From October 2005 to May 2006, Mr. Rao served as Vice President of Strategic Planning. From January 2004 to October 2005, he served as Director of Financial Planning and Analysis. From 2002 until December 2003, Mr. Rao was employed by Ernst & Young as a Senior Manager in the assurance and business advisory group. Mr. Rao was employed by Arthur Andersen from 1994 until 2002. Mr. Rao earned B.A. degrees in Accounting and Economics from Bellarmine University. Mr. Rao is also a Certified Public Accountant.

PRINCIPAL SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 9, 2016 regarding the beneficial ownership of our outstanding equity securities by:

•	each person known to beneficially own more than 5% of Tempur Sealy International’s outstanding common stock;

•	each of Tempur Sealy International’s Directors and Named Executive Officers (as defined below in "Executive Compensation and Related Information"); and

•	all of Tempur Sealy International’s Directors and executive officers as a group.

Beneficial ownership of shares is determined under Rule 13d-3(d)(1) of the Exchange Act and generally includes any shares over which a person exercises sole or shared voting or investment power and the number of shares that can be acquired within sixty (60) days upon exercise of any option or the conversion of other types of securities. Common stock subject to these options, warrants and rights is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding such options, but is not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. As of the close of trading on March 9, 2016, there were 60,956,526 shares of common stock outstanding, which is used to calculate the percentages in the table below.

Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned
	Number of	Percentage
Name of Beneficial Owner:	Shares	of Class
5% Stockholders:
H Partners Management, LLC(1)	7,000,000	11.20%
Manulife Financial Corporation(2)	5,036,945	8.09%
The Vanguard Group(3)	4,284,542	6.88%
Blackrock, Inc.(4)	4,162,263	6.70%
The London Company(5)	3,729,688	5.99%

Executive Officers and Directors:
Scott Thompson(6)	69,686	*
Timothy Yaggi(6)(8)	76,908	*
Barry Hytinen(6)	33,883	*
David Montgomery(6)	417,173	*
Jay Spenchian(6)	5,486	*
Mark Sarvary(6)	299,135	*
Dale Williams(6)	186,595	*
Evelyn S. Dilsaver(6)	29,890	*
Frank Doyle(6)	113,863	*
John Heil(6)	30,024	*
Peter K. Hoffman(6)	94,249	*
Sir Paul Judge(6)	19,479	*
Nancy F. Koehn(6)	77,249	*
Jon L. Luther(6)	7,793	*
Usman Nabi(1)	see Note(1)	see Note(1)
Richard W. Neu(6)	21,112	*
Lawrence J. Rogers(6)	26,118	*
Robert B. Trussell, Jr.(6),(7)	60,299	*
All Executive Officers and Directors as a group (21 persons(6)):	1,851,253	3.04%

* Represents ownership of less than one percent

(1)
Amounts shown reflect the aggregate number of shares of common stock held by H Partners Management, LLC based on information set forth in a Schedule 13D/A filed with the SEC on February 10, 2016. H Partners Management, LLC reported shared voting and shared dispositive power over all 7,000,000 shares. The address of H Partners Management, LLC is 888 Seventh Avenue, 29th Floor, New York, NY 10019. Mr. Nabi, a senior partner at H Partners, may be deemed to have voting and dispositive power with respect to these shares. Mr. Nabi disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

(2)
Amounts shown reflect the aggregate number of shares of common stock held by Manulife Financial Corporation's indirect, wholly-owned subsidiaries based on information set forth in a Schedule 13G/A filed with the SEC on February 16, 2016. Manulife Financial Corporation reported shared voting and shared dispositive power over all 5,036,945 shares. The address of Manulife Financial Corporation is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5.

(3)
Amounts shown reflect the aggregate number of shares of common stock held by The Vanguard Group based on information set forth in a Schedule 13G/A filed with the SEC on February 11, 2016. The Vanguard Group reported sole voting power over 45,525 shares, shared voting power over 3,500 of the shares, sole dispositive power over 4,239,217 shares and shared dispositive power over 45,325 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Amounts shown reflect the aggregate number of shares of common stock held by Blackrock, Inc. based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2016. Blackrock, Inc. reported sole voting power over 3,957,771, shared voting power and shared dispositive power over none of the shares and sole dispositive power over all 4,162,263 shares. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)
Amounts shown reflect the aggregate number of shares of common stock held by The London Company based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2016. The London Company reported sole voting power over 3,407,617 shares, shared voting power over none of the shares, sole dispositive power over 3,407,617 shares and shared dispositive power over 322,688 shares. The address of The London Company is 1801 Bayberry Court, Suite 301, Richmond, VA 23226.

(6)
Includes the following number of shares of common stock which a director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of March 9, 2016, or that will become exercisable within 60 days after that date, or other equity instruments which are scheduled to vest and convert into common shares within 60 days after that date:

Name	Number of Shares	Name	Number of Shares
Scott Thompson	—	Peter K. Hoffman	46,605
Timothy Yaggi	71,386	Nancy F. Koehn	70,528
Barry Hytinen	17,861	Jon L. Luther	1,669
David Montgomery	95,342	Richard W. Neu	675
Jay Spenchian	5,486	Lawrence J. Rogers	2,979
Evelyn S. Dilsaver	18,669	Robert B. Trussell, Jr.	23,478
Frank Doyle	54,970	Mark Sarvary	214,302
Sir Paul Judge	14,278	Dale Williams	47,247
John A. Heil	9,878

All Executive Officers and Directors as a Group:			915,881

(7)	Includes 30,000 shares of common stock, owned by RBT Investments, LLC and Robert B. Trussell, Jr. and Martha O. Trussell, Tenants in Common.

(8)
On March 10, 2016 we announced that Timothy Yaggi, our Chief Operating Officer, would be leaving the Company effective March 31, 2016. For a discussion of the terms relating to Mr. Yaggi’s departure please refer to “Compensation Discussion and Analysis - 2016 Compensation Actions - Departure of Mr. Yaggi.”

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation and Discussion Analysis ("CD&A") is organized into eight sections:

•	Introduction .........................................................................................................................................................	Page	22
•	Business Summary ...............................................................................................................................................	Page	22
•	Our Compensation Program ...............................................................................................................................	Page	24
•	2015 Compensation Actions ................................................................................................................................	Page	28
•	2016 Compensation Actions ................................................................................................................................	Page	34
•	2015 Compensation for Former Executive Officers ...........................................................................................	Page	36
•	Other Compensation-Related Policies ...............................................................................................................	Page	37
•	Overall Compensation Approach and Risk Incentives ......................................................................................	Page	40

INTRODUCTION

This CD&A provides information about the material components of our executive compensation programs for our Named Executive Officers (NEOs), whose compensation is set forth in the 2015 Summary Compensation Table and other compensation tables contained in this Proxy Statement:

•	Scott Thompson, Chairman, President and Chief Executive Office (CEO);

•	Timothy Yaggi, Chief Operating Office (COO);

•	Barry Hytinen, Executive Vice President and Chief Financial Officer (CFO);

•	David Montgomery, Executive Vice President and President, International;

•	Jay Spenchian, Executive Vice President and Chief Marketing Officer;

•	Mark Sarvary, Former President & CEO; and

•	Dale Williams, Former Executive Vice President and CFO

2015 was a year of executive leadership transition. As discussed in "Corporate Governance - Board and Management Transition in 2015 and Early 2016," during 2015 Scott Thompson was appointed Chairman, Chief Executive Officer and President and Barry Hytinen was promoted to the position of Executive Vice President and Chief Financial Officer, replacing Messrs. Sarvary and Williams respectively. Although Messrs. Sarvary and Williams are NEOs for purposes of SEC rules, they are not subject to our current executive compensation program and did not participate in certain portions of the fiscal 2015 program. Accordingly, in order to preserve an accurate description of our executive compensation programs, references in this CD&A to "executives" or "NEOs" are intended to exclude Messrs. Sarvary and Williams unless otherwise noted. For a discussion of the 2015 compensation for Messrs. Sarvary and Williams, please refer to the subsection of this CD&A titled "2015 Compensation for Former Executive Officers." In addition, on March 10, 2016 we announced that Timothy Yaggi, our Chief Operating Officer, would be leaving the Company effective March 31, 2016. For a discussion of the terms relating to Mr. Yaggi’s departure please refer to “Compensation Discussion and Analysis - 2016 Compensation Actions - Departure of Mr. Yaggi.”

Our executive compensation program is designed to attract, motivate and retain the leaders of our business. By rewarding our executives for Company performance and execution of key business plans and strategies, our compensation program creates long-term value for our stockholders. This CD&A explains how the Compensation Committee of the Board of Directors made compensation decisions in 2015 and in early 2016 for our NEOs.

BUSINESS SUMMARY

2015 Key Business Highlights

We are the world’s largest bedding products company, and 2015 was a year of solid profitable growth for us, even in the midst of extensive changes in executive and Board leadership. We executed our business strategy, focused on quality and operational improvements and new product development to further enhance our brands and industry leadership position, strengthened our balance sheet, conducted extensive stockholder outreach, recruited and hired a new CEO and added new directors to our Board in response to the feedback from stockholders. These accomplishments positioned us for continued future success and long-term value creation. The key focus areas in 2015 were growth in net sales, earnings before interest, taxes, depreciation and amortization

("EBITDA"), earnings per diluted common share ("EPS"), and cash flow, and continued progress in reducing debt and strengthening our balance sheet.

In 2015, strong performance from our senior management team resulted in year-over-year improvements in important financial measures, as we continued our trend of long-term growth and enhanced stockholder value creation. Key financial accomplishments in 2015 included the metrics set forth in the table below. The Company provides information regarding Adjusted EBITDA and Adjusted EPS, which are not recognized terms under U.S. Generally Accepted Accounting Principles ("GAAP") and do not purport to be alternatives to net income or GAAP EPS as a measure of operating performance. For more information about these non-GAAP financial measures, including reconciliations to GAAP information, please refer to Appendix A to this Proxy Statement.

Key Measures (in millions except for EPS)	2015 Results	2014 Results	% Change from Prior Year	% Change from Prior Year - Constant Currency (1)
Net sales	$3,151.2	$2,989.8	5.4%	9.4%
Adjusted EBITDA	$455.8	$404.6	12.7%	19.8%
Adjusted EPS	$3.19	$2.65	20.4%	31.7%
GAAP Net Income(2)	$73.5	$108.9	(32.5)%	(15.2)%
GAAP EPS(2)	$1.17	$1.75	(33.1)%	(15.9)%

(1)
Amounts represent net sales, Adjusted EBITDA and Adjusted EPS for 2015 on a "constant currency basis", which is a non-GAAP measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior year period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance. Constant currency information is not recognized under U.S. GAAP, and it is not intended as an alternative to U.S. GAAP measures.

(2)
As a result of certain events that occurred during the fourth quarter of 2015, the Company recorded a change in estimate of its uncertain tax position regarding the previously disclosed Danish tax matter of approximately $60.7 million. For a discussion of this issue please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

Net sales increased in our North America segment and slightly decreased in our International segment in 2015. The Company continued to invest in advertising and research and development at levels designed to foster brand awareness and future business growth. Compared with results for 2014, our consolidated gross margin improved to 39.6%, an increase of 110 basis points, and our consolidated operating margin improved by 60 basis points, to 9.8%. Excluding the adverse impact from foreign exchange on results, our consolidated gross margin improved by 150 basis points, to 40.0%, and our consolidated operating margin improved by 90 basis points to 10.1%. We also reduced our total debt in 2015 by $122.7 million and reduced our net debt (total debt less cash and cash equivalents) by $214.1 million.

2015 Say on Pay Vote Results and Stockholder Outreach

The Company’s executive compensation program received stockholder support and was approved on an advisory basis by approximately 78% of the votes present or represented and entitled to vote at the 2015 Annual Meeting of Stockholders, which was substantially lower than the nearly 99% approval received at the 2014 meeting. Our Compensation Committee and the other members of our Board of Directors believe that, while this vote reflected our stockholders’ support for the compensation decisions made by the Committee for the Company’s NEOs for 2014 and early 2015, as detailed in last year’s proxy statement, it also reflected the level of stockholder concern which led to the changes in the Company’s executive and board leadership in 2015. In response to stockholder concern, the Board took steps to increase its outreach to stockholders over the course of 2015, as well as making the leadership changes discussed above and elsewhere in this Proxy Statement. The Compensation Committee considered these results and subsequent stockholder feedback and made decisions consistent with our compensation philosophy and objectives over the past twelve months, while also adjusting certain aspects of the compensation program to respond to stockholder concerns. As part of this process the Board and Compensation Committee solicited and considered feedback from various advisory groups and stockholders in designing a special performance share program for senior executives tied to aspirational financial goals over a multi-year period. The Compensation Committee will continue to consider future feedback from stockholders and other stakeholders while ensuring the executive compensation program continues to support the Company’s business and talent management objectives and strategic priorities.

OUR COMPENSATION PROGRAM

Compensation Best Practices

Our compensation program features specific elements designed to align executive compensation with long-term stockholder interests. We also strive to implement and maintain best practices in our compensation program. These practices include:

What We Do		What We Don't Do
•	Emphasize incentive-based compensation to align pay with performance	•	Permit stock option repricing without stockholder approval
•	Place primary emphasis on equity-based compensation to align executive and stockholder interests	•	Provide uncapped incentive award opportunities
•	Tie performance-based incentives to metrics that drive the leadership team and other employees to accomplish our most important business goals	•	Provide tax “gross-ups” on any form of compensation
•	Subject executives to stock ownership guidelines and holding requirements which were amended in 2016 to increase the ownership requirement for the CEO and members of the Board of Directors	•	Permit stock hedging or stock pledging activities
•	Maintain a Clawback policy allowing for the recovery of excess compensation resulting from a material financial restatement and fraud, willful misconduct or gross negligence	•	Provide for multi-year pay guarantees within employment agreements
•	Use tally sheets and other analytical tools to assesses executive compensation	•	Maintain single trigger vesting provisions in the event of a change of control for cash severance or equity award vesting acceleration
•	Engage an independent compensation consultant to advise the Compensation Committee	•	Other than the benefits described below, we do not provide additional perquisites or benefits to our NEOs that differ from those provided to other employees.

CEO Annualized Compensation Values and Pay-for-Performance Alignment

Our compensation program is designed to align the interests of our NEOs, including our CEO, with our stockholders. Mr. Thompson’s compensation package, which was established as part of an extensive recruiting process, includes a number of one-time and special awards to attract, retain, and motivate a highly experienced CEO candidate. The large majority of Mr. Thompson’s compensation package is performance-based, with the aspirational performance restricted stock unit grants ("PRSUs") representing more than half of annualized total compensation opportunities. Because amounts reported in the Summary Compensation Table or the footnotes reflect the entire value of one-time and multi-year awards in the year of grant, they are not indicative of annualized pay opportunities. The table below summarizes Mr. Thompson’s annualized total compensation opportunity, recognizing that a number of awards are one-time only or special grants and that he will not receive any annual equity grants in 2016, as this was included in his 2015 compensation package. As shown in the following table, pro-forma annualized total direct compensation for Mr. Thompson is approximately 45% lower than the total direct compensation value reported in the Summary Compensation Table for 2015. The table also shows total compensation values excluding one-time or special grants. Ongoing target total direct compensation for Mr. Thompson will be determined by the terms of his employment agreement and the Compensation Committee for fiscal years 2016 and beyond and is expected to be considerably lower than values shown in this supplemental table and reported in the Summary Compensation Table for fiscal year 2015. Since awards were just made within the last several months, no realizable pay comparisons are shown. However, as previously noted, the aspirational PRSU grants, which make up the majority of Mr. Thompson’s compensation package, are tied to aspirational goals that the Compensation Committee believes are challenging performance hurdles and, if achieved, would likely result in significant stockholder value creation.

Supplemental Table of Pro-Forma Annualized Target Total Direct Compensation Value for Mr. Thompson
Compensation Element	FY 2015		Annualized Value	Comments
Base Salary	$342,692		$1,100,000	Actual base salary earned for 2015 shown. 2015 annualized base salary is $1,100,000.
Target Annual Incentive	$458,000		$1,375,000	Target award opportunity equal to 125% of salary and represents a pro-rated amount for 2015.
Stock Option Grants	$7,213,700		$3,606,850
Stock options have an exercise price of $71.75 per share, and will only have value if our stock price appreciates between grant date and time of exercise. Grant date value averaged over 2 years, since no additional annual grants in 2016.

Restricted Stock Grants	$8,466,500		$4,233,250	Grant date value averaged over 2 years, since no additional annual grants in 2016.
Sign-On Bonus (One-Time Hiring Award)	$1,600,000		$686,695
Reflects a $1.6 million one-time signing bonus. If Mr. Thompson voluntary terminates his employment (other than for Good Reason) prior to 12/31/17, he must repay a pro-rated portion of the signing bonus to the Company. Annualized over 2.33 years.

Performance-Based Matching PRSU Grant (One-Time Hiring Award)	$5,151,189		$1,717,063
In September 2015, Mr. Thompson purchased $5 million of Company stock and received a one-time matching grant of 69,686 PRSUs which vest in 3 annual installments if pre-tax income is positive in 2016. Annualized over vesting period.

Aspirational PRSU Grant (Special Grant)	$—	(1)	$—
This grant of 620,000 PRSUs runs through 2017 (or 2018 with a reduced award opportunity) and is tied to an aspirational performance goal of achieving more than $650 million in Adjusted EBITDA for 2017 or 2018. The Compensation Committee believes these are challenging performance hurdles and, if achieved, would likely result in significant stockholder value creation. This is a special grant and the Compensation Committee does not expect that it would grant any similar aspirational award for any performance period prior to 2018. Because the performance requirement for vesting is so challenging, at the time of grant these shares were not expected to vest; therefore, no value attributable to these PRSUs is included in the Summary Compensation Table.

Total Direct Compensation	$23,232,081	(2)	$12,718,858	Annualized target total direct compensation equals approximately 55% of the total direct compensation value.
Total Direct Compensation (Excluding One-Time and Special Grants)	$16,480,892		$10,315,100	Excluding one-time and special grants, annualized target total direct compensation equals approximately 63% of the total direct compensation value.

(1)
Amount shown represents the grant date fair value, based on the probable outcome of the performance conditions as of the grant date computed in accordance with the stock-based compensation accounting rules (FASB ASC Topic 718). For a discussion of our accounting treatment for these aspirational PRSU grants, please refer to Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. For informational purposes, assuming that we achieve more than $650 million in Adjusted EBITDA for 2017, the grant date fair value would be $44,485,000, calculated by multiplying the maximum number of shares issuable under the PRSUs (620,000) by the price on the grant date ($71.75).

(2)	Does not include value of aspirational PRSU grants, as described in Note 1.

Our Commitment to Aligning Pay with Performance

We set challenging performance goals and are committed to aligning pay with performance. The following table summarizes the range of annual incentive payouts and PRSUs earned, relative to target, for performance periods ending in 2013 through 2015.

AIP		PRSUs
Performance Period	% of Target Award Earned (Varies by NEO)	Performance Period	% of Target PRSUs Earned
2013	62% - 79%	2011 - 2013	0%
2014	59% - 78%	2012 - 2014	0%
2015	88% - 107%	2013 - 2014	0%
		2014 - 2015	79%

We continue to set challenging performance hurdles, as demonstrated by the aspirational PRSU grants in 2015, which are tied to aspirational goals and described in more detail in the section titled “Aspirational Grants” later in this CD&A.

Roles of the Committee, Compensation Consultant and Management

The Compensation Committee is comprised solely of independent directors and is responsible for determining the compensation of our CEO and other NEOs. The Compensation Committee receives assistance during its evaluation process from: (1) Frederic W. Cook & Co., Inc. ("Cook"), the Compensation Committee’s independent consultant; and (2) our CEO and internal compensation staff, led by our Executive Vice President, Chief Human Resources Officer. Our Executive Vice President, Chief Human Resources Officer left the Company in late 2015, and this role has been assumed by our Senior Vice President, Human Resources.

Cook has been retained by and reports directly to the Compensation Committee; it does not have any other consulting engagements with management. Cook, at the Compensation Committee’s request, regularly provides independent advice on current trends in compensation design, and provides executive compensation data and compensation program proposals to assist in evaluating and setting the overall structure of our executive compensation program and the compensation levels of our NEOs.

The Compensation Committee reviews and approves the compensation for the CEO, COO and the executive vice presidents (EVPs) (collectively, the Senior Executives), and evaluates the Senior Executives’ performance and determines and approves, and recommends to the Board for approval, the Senior Executives’ compensation. The Board, upon recommendation of the Compensation Committee, reviews and approves the compensation for our CEO, COO and EVPs. Our CEO reviews the compensation of the other executive officers annually and makes recommendations to the Compensation Committee regarding base salary, annual incentive and long-term incentive compensation plans.

Peer Group

Our Compensation Committee examines competitive peer group and survey information, compiled by Cook, as one of many factors to assist in determining base salary, annual incentive compensation and stock-based long-term equity awards.  In addition to market data, the Compensation Committee considers factors such as individual performance, internal equity among executives, promotion potential and retention risk in determining total compensation for our NEOs. The Compensation Committee periodically benchmarks our executive compensation against the compensation paid to executives at a peer group of 24 publicly-traded companies of similar size and in similar industries to the Company (the "Peer Group") to obtain a general understanding of current compensation practices. The companies comprising the Peer Group provide a useful comparison to the Company based, among other things, on their similarity in size, revenues, enterprise value, EBITDA, EBITDA margin, scope of operations and branded consumer product focus. The Compensation Committee periodically evaluates the appropriateness of the size and composition of the Peer Group, and makes changes to its membership in response to mergers and acquisitions and changes in organizational comparability. No changes were made to the Peer Group in 2015.

The Peer Group companies are listed below:

Peer Group
Brunswick Corp.	Harman International Industries, Inc.	Newell Rubbermaid Inc.
Carter's Inc.	Hasbro Inc.	Polaris Industries Inc.
Columbia Sportswear Company	Jarden Corp.	Select Comfort Corp.
Deckers Outdoor Corporation	Leggett & Platt, Inc.	Steelcase Inc.
Dorel Industries Inc.	Lexmark International, Inc.	Tupperware Brands Corporation
Fossil Group Inc.	Mattress Firm Holding Corp.	Under Armour, Inc.
Gildan Activewear Inc.	Herman Miller, Inc.	Williams-Sonoma Inc.
Hanesbrands Inc.	Mohawk Industries, Inc.	Wolverine World Wide, Inc.

Tally Sheets

In addition to considering compensation levels for the Peer Group, the Compensation Committee also considers information contained in total compensation tally sheets for each NEO. The Compensation Committee uses tally sheets to evaluate accumulated equity value and total compensation opportunities. The tally sheets summarize each component of compensation, including base salary, annual incentive plan payout, vested and unvested long-term incentive plan awards, 401(k) company contributions, health and welfare benefits, perquisites and potential payments in the event of termination of employment under various scenarios.

Compensation Philosophy and Objectives

Each element of our compensation program is designed to attract, motivate and retain our management talent and to reward management for strong Company performance and successful execution of key business plans and strategies. We believe that our compensation philosophy aligns management incentives with the long-term interests of our stockholders.

Compensation Components

The principal components of compensation for our NEOs include:

Pay Element	Purpose	Description	Link to Performance
Base Salary	To attract and retain leadership talent and to provide a competitive base of compensation that recognizes the executive’s skills, experience and responsibilities in the position.	Fixed, non-variable cash compensation.
Base salary levels are based on a number of factors and are significantly influenced by each individual’s sustained performance over time, including promotion to higher positions. Base salary is targeted at a competitive level, generally near the market median for each executive.

Annual Incentive Plan (AIP) Awards	To provide executives with a clear financial incentive to achieve critical short-term financial and operating targets or strategic initiatives.	Variable annual cash incentive with payout based on Company and individual performance over the fiscal year.
75% of the FY 2015 AIP target payout opportunity was based on the annual financial performance at the Company and, as applicable, division level, including net sales and Adjusted EBIT among other measures. Achievement of individual objectives and overall individual performance determined 25% of the incentive opportunity. Annual incentive opportunity is targeted at a competitive level, generally near the market median for each executive. The actual incentive award payout is based on the achievement of the performance criteria and can range from 0% to 200% of target payout.

Long-Term Incentive Awards
To align a significant portion of executive compensation to the Company's long-term operational performance as well as share price appreciation and total stockholder return. This component serves to motivate and retain executive talent.
Annual grants of stock options, PRSUs, and/or restricted stock.
Stock options have value only if and to the extent our share price increases from the date of grant to the time of exercise.

PRSUs awarded in 2015 under the annual grant (to all NEOs except Mr. Thompson) are tied to our three-year Adjusted EPS performance over the 2015 - 2017 periods. Target long-term incentive grant values in 2015 were allocated 67% to PRSUs and 33% to stock options. Long-term incentive opportunity is typically targeted between 50th and 75th percentile market values for each executive, consistent with our goal of growing faster than the industry, achieving industry leading margins, and focusing participants on long-term stockholder value creation.

In the latter part of 2015, NEOs and other senior executives also received special aspirational PRSU grants tied to the goal of achieving more than $650 million in Adjusted EBITDA in 2017. If the aspirational goals are not met in 2017 but are achieved in 2018, participants can earn one-third of the total shares subject to the awards. The Compensation Committee believes these are challenging performance hurdles and, if achieved, would likely result in significant stockholder value creation. The PRSU grants are described elsewhere in this Proxy Statement.

Mr. Thompson's other equity awards are described above under "CEO Annualized Compensation Values and Pay-for-Performance Alignment" and include grants of stock options and RSUs intended to cover both 2015 and 2016 awards.

Overall, the Compensation Committee seeks to strike a balance among these three components, with an emphasis on ensuring that a majority of the total potential compensation for the Company’s executive officers is significantly at risk and tied to overall Company performance.

Compensation Mix

The charts below show that most of our NEOs’ target pay mix (or annualized pay mix based on the initial compensation package to our CEO, excluding one-time and special grants and sign-on bonus) is variable and at risk. For the CEO, 89% of the annualized initial pay package was provided in the form of annual and long-term incentives. For the other NEOs, annual and long-term incentives made up 75% of the total target pay mix. The proportions of each pay component shown below may change in the future based on market or performance considerations.

2015 Target Compensation Mix:

Due to the unique nature of the aspirational PRSU grants, and the probability at the grant date that the performance target will not be achieved, they are not included in the charts below.

(1)
Mr. Thompson’s chart excludes the one-time performance-based Matching PRSU Grant and one-time Sign-on Bonus and the special grant of aspiration PRSUs (see "CEO Annualized Compensation Values and Pay-for-Performance Alignment - Supplemental Table of Pro-Forma Annualized Target Total Direct Compensation Value for Mr. Thompson" for a description of the elements included in Mr. Thompson’s compensation). In addition, the stock option and restricted stock grants to Mr. Thompson made in 2015 are annualized over 2 years since Mr. Thompson will not receive a regular annual long term incentive award in 2016.

(2)	The chart for other NEOs excludes the aspirational PRSU grants in light of the nature of the grant and the probability at the grant date that the performance target will not be achieved.

2015 COMPENSATION ACTIONS

Base Salary

Mr. Thompson’s base salary was established per his employment agreement and Mr. Hytinen’s ending 2015 salary reflects his promotion to EVP and CFO in July 2015. The table below summarizes the annualized salary changes during the year:

Named Executive Officer	2014 Annual Salary	2015 Annual Salary	Increase (%)
Scott Thompson	N/A	$1,100,000	N/A
Timothy Yaggi	$670,000	$690,000	3.0%
Barry Hytinen	$350,000	$430,000	22.9%
David Montgomery	£289,880	£298,576	3.0%
Jay Spenchian(1)	$440,000	$440,000	0.0%

(1)	Mr. Spenchian joined the Company on December 1, 2014, and, in accordance with his employment agreement, his base salary was not eligible for review until the first quarter of 2016.

2015 Annual Incentive Performance Achievement

Our annual incentive plan ensures that a significant portion of each NEO’s annual compensation is at risk and dependent on overall Company and individual performance. The program provides NEOs a clear financial incentive to achieve critical short-term financial and operating targets or strategic initiatives. The Compensation Committee is responsible for administering the annual incentive plan pursuant to the terms of the Company’s Second Amended and Restated Annual Incentive Bonus Plan for Senior Executives (the "2015 Annual Incentive Plan") which was approved by our stockholders in May 2015. The 2015 Annual Incentive Plan provides for cash-based performance awards, including awards intended to qualify as performance compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code").

The following table sets forth the targeted annual incentive levels for each NEO in 2015, shown as a percentage of his annual base salary at year-end, along with the maximum potential incentive opportunity:

Named Executive Officer	Target Award as a % of Salary	Target Award	Maximum Award as a % of Salary
Scott Thompson(1)	125%	N/A	250%
Timothy Yaggi	80%	$552,000	160%
Barry Hytinen(2)	55% / 70%	$263,375	110% / 140%
David Montgomery	70%	£209,003	140%
Jay Spenchian	65%	$286,000	130%

(1)	Mr. Thompson's 2015 guaranteed bonus was $458,000, which represents a prorated portion of 125% of his base salary payable for 2015 in accordance with his employment agreement.
(2)
Mr. Hytinen's target AIP award opportunity was equal to 55% of salary for the first 7 months of 2015 and increased to 70% of salary for the last 5 months upon his promotion to EVP & CFO. His blended target award for the entire year is reflected in the "Target Award" column.

In order to ensure that our annual incentive plan complies with Section 162(m) of the Code, the Company had to meet a threshold Adjusted EBIT goal of $275 million in order for any annual incentive to be earned for 2015 by our NEOs. If this threshold goal was achieved, then each NEO’s potential annual incentive bonus became earned at the maximum bonus payable under the 2015 Annual Incentive Plan, subject to the exercise by the Committee of its authority to reduce (but not increase) the actual amount of the annual incentive bonuses payable. The Committee then used this discretion to finalize the amount of the incentive awards for each NEO based on its determination of achievement of the applicable objective.

Company-wide and divisional financial goals as well as individual objectives are described below:

•	Company performance component based on net sales and Adjusted EBIT goals
•	Divisional performance component based on metrics that align to each NEO’s operational focus
•	Individual performance component based on the successful achievement of individual goals

The table below identifies the 2015 performance measures and weightings:

Threshold Plan Requirement for 162(m) Purposes: Company Adjusted EBIT - $275 Million
	Company Goals		Divisional Goals			Individual Performance Goals
Executive	Net Sales and Adjusted EBIT	Adjusted Free Cash Flow	North America Net Sales & Adjusted EBIT	International Net Sales & Adjusted EBIT	Leadership Cost Challenge	Specific to each individual’s objectives; performance determined by Compensation Committee
Scott Thompson(1)	N/A	N/A	N/A	N/A	N/A	N/A
Timothy Yaggi	50%	N/A	20%	N/A	5%	25%
Barry Hytinen(2) (Jan. - July)	50%	N/A	20%	N/A	5%	25%
Barry Hytinen(3) (Aug. - Dec.)	50%	25%	N/A	N/A	N/A	25%
David Montgomery	50%	N/A	N/A	25%	N/A	25%
Jay Spenchian	50%	N/A	20%	N/A	5%	25%

(1)	Mr. Thompson’s 2015 guaranteed bonus was $458,000, which represents a prorated portion of his target bonus of 125% of base salary payable for 2015 in accordance with his employment agreement.
(2)	For Mr. Hytinen, divisional performance for the first 7 months of 2015 was tied to North America Net Sales & Adjusted EBIT and Leadership Cost Challenge.
(3)
For Mr. Hytinen, following his promotion to EVP & CFO and for the last 5 months of 2015, 25% was tied to Company Adjusted Free Cash Flow, which replaced his Divisional Goals since the nature of his new position is company-wide in scope.

The design and purpose of the Company goals, the divisional goals, and the Individual goals components of the annual incentive program are to focus the NEOs on behaviors that support the overall performance and success of the Company. Company, divisional and individual goals are set with a reasonable level of difficulty that requires the Company and NEOs to perform at a high level in order to meet the goals and objectives. The attainment of these goals and objectives is not assured. Payouts in any year above 100% (target level) indicate significant accomplishment with performance above expectation.

Achievement of Company and Divisional Goals for 2015

The Company met its threshold Section 162(m) performance goal for 2015 of Adjusted EBIT of $275.0 million. Accordingly, the full amount of the annual incentive bonuses for the NEOs became earned subject to reduction by the Compensation Committee at its discretion, based on its own determination of the achievement of the other performance goals, as described below, including its determination of the impact of certain extraordinary items.

Company Component	2015 Performance Goals ($ in millions)
	Threshold	Target	Maximum
Net sales	$2,993.0	$3,203.4	$3,413.0
Adjusted EBIT	$300.0	$363.5	$437.0
Adjusted Free Cash Flow	$148.4	$168.2	$191.3

The Compensation Committee determined that Company and Divisional performance was as follows, calculated on a constant currency basis where applicable:

Company Component	2015 Actual Performance (% of Target)
TPX Net Sales and Adjusted EBIT	103.2%
Adjusted Free Cash Flow	97.6%
Divisional Component	2015 Actual Performance (% of Target)
North America Net Sales and Adjusted EBIT	116.4%
International Net Sales and Adjusted EBIT	61.9%
Leadership Cost Challenge	173.3%

The Compensation Committee determined that performance per Executive for Company and Divisional performance was as follows, calculated on a constant currency basis where applicable:

	Company Performance			Divisional Performance
Executive	TPX Net Sales and Adjusted EBIT (4)	Company Adjusted Free Cash Flow (4)	Total Company Payout	North America Net Sales & Adjusted EBIT (4)	International Net Sales & Adjusted EBIT (4)	Leadership Cost Challenge (4)	Total Divisional Payout
Scott Thompson(1)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Timothy Yaggi	103.2%	N/A	103.2%	116.4%	N/A	173.3%	127.8%
Barry Hytinen(2) (Jan. - July)	103.2%	N/A	103.2%	116.4%	N/A	173.3%	127.8%
Barry Hytinen(3) (Aug - Dec.)	103.2%	97.6%	101.3%	N/A	N/A	N/A	N/A
David Montgomery	103.2%	N/A	103.2%	N/A	61.9%	N/A	61.9%
Jay Spenchian	103.2%	N/A	103.2%	116.4%	N/A	173.3%	127.8%

(1)	Mr. Thompson’s 2015 guaranteed bonus was $458,000, which represents a prorated portion of 125% of his base salary payable for 2015 in accordance with his employment agreement.
(2)	For the seven months prior to his promotion in 2015, 20% of Mr. Hytinen’s payout was tied to North America Net Sales & Adjusted EBIT and 5% tied to Leadership Cost Challenge.
(3)
For Mr. Hytinen, following his promotion to EVP & CFO and for the last 5 months of 2015, 25% was tied to Company Adjusted Free Cash Flow, which replaced his Divisional Goals since the nature of his new position is company-wide in scope.

(4)	The Compensation Committee exercised negative discretion and reduced the payouts to reflect the Company Components and Divisional Components performance shown above.

Achievement of Individual Goals for 2015

In evaluating the 2015 individual goals performance for each NEO, other than Mr. Thompson, the Compensation Committee considered the recommendations of our CEO and evaluated each NEO’s performance relative to his performance against individual goals and overall area of responsibility.

The individual objectives for 2015 were based on key strategic initiatives within the 2015 business plan. This led to strong alignment and shared focus across the organization in the following areas of priority:

•	Achieve better than industry revenue growth

•	Enhance our product roadmap and innovation pipeline

•	Build brand equity with strong advertising and digital marketing

•	Execute major product launches effectively

•	Strengthen customer advocacy

•	Drive Gross Margin and Operating Margin improvement

•	Transform manufacturing and distribution to improve cost, quality and safety

•	Build an effective, aligned and accountable leadership team

•	Implement and refine the Strategic Plan with consideration of complementary acquisitions

The Compensation Committee determined the NEOs delivered individual performance relative to pre-established individual goals that was slightly below target. Based on our CEO's recommendations with respect to the NEOs who report to him, the Compensation Committee approved achievement of individual goals for our NEOs in amounts ranging from 85% to 95% for this component of the annual incentive bonus.

Annual Incentive Plan Payments for 2015

Except for Mr. Thompson, whose guaranteed, prorated payout was fixed at target, each NEO received a percentage payout of his overall annual incentive bonus based on his performance for each component times the relative weight of each of the goal components discussed above.  As a result, the overall annual incentive bonus payouts for our NEOs for 2015 were as follows:

Named Executive Officer	2015 Target	Percentage of Overall Incentive Target	2015 Actual Payout
Scott Thompson(1)	$458,000	100%	$458,000
Timothy Yaggi	$552,000	107%	$592,269
Barry Hytinen(2)	$263,375	104%	$273,126
David Montgomery	£209,003	88%	£184,602
Jay Spenchian	$286,000	107%	$306,864

(1)	In accordance with his employment agreement, Mr. Thompson’s 2015 guaranteed bonus was $458,000, which represents a prorated portion of his target bonus of 125% of base salary payable.
(2)
Mr. Hytinen's target AIP award opportunity was equal to 55% of salary for the first 7 months of 2015 and increased to 70% of his salary for the last 5 months upon his promotion to EVP & CFO. His blended target award for the entire year is reflected in the "2015 Target" column in this table.

Performance-Based Retention Bonus Program

On May 30, 2015, in connection with the termination of our previous CEO, Mr. Sarvary, and the commencement of the search for a new CEO, the Board of Directors approved a retention program for NEOs and other senior executives. This program was established to ensure stability in the senior management team and provide additional incentives to achieve performance targets for 2015. Awards are payable in cash, and contingent on the Company achieving an Adjusted EBITDA threshold for 2015 of $444 million, which represented the consensus analysts’ estimate at the time the program was approved, and continued service through May 31, 2016 (with exceptions for termination by the Company without “Cause” or voluntary resignation for “Good Reason” as defined within employment agreements or the Company’s Severance and Retention Plan). The following retention bonus opportunities were approved for our NEOs:

Named Executive Officer	Position at Time of Grant	Value
Timothy Yaggi	Interim President & CEO	$1,000,000
Barry Hytinen	EVP, Corporate Development & Finance	$450,000
David Montgomery	EVP and President, International	$500,000
Jay Spenchian	EVP and Chief Marketing Officer	$500,000

The Compensation Committee determined that the Company had met this Adjusted EBITDA threshold (as defined in the retention program) for 2015. In making this determination, the Committee noted that the Company’s 2015 Adjusted EBITDA as reported in its earnings release for the fourth quarter and full year 2015 was $455.8 million, and used its discretion to take into account extraordinary items that positively or negatively impacted the Company’s performance. For a description of these adjustments, refer to the calculation of Adjusted EBITDA in Appendix A to this proxy statement. As a result, each NEO who remains employed with the Company through May 31, 2016 will be eligible to earn the retention award reflected in the table above.

Long-Term Incentive Grants for 2015 (Regular Annual Grants)

Members of senior management, including our NEOs, are eligible to receive equity compensation awards under our equity incentive plans. As previously discussed, we believe that providing equity awards as a component of compensation for senior managers aligns the interests of management with the interests of our stockholders and provides an additional method of compensation where the return is directly tied to stockholders’ return on their investment.

Our practice in recent years has been to grant multiple forms of long-term incentive awards, each intended to accomplish different objectives. Stock options are granted to reward stock price increases and alignment with stockholders’ interests. We also grant PRSUs, which are designed to reward participants for the successful achievement of multi-year performance objectives, using a currency (Company common stock) that is strongly aligned with stockholders’ interests. We made several changes to our long-term incentive program for 2015, as compared to 2014, as shown in the table below. The entire award opportunity for NEOs continued to be “at risk” and tied to long-term performance and stockholder value creation.

Long-Term Incentive Programs
	2014	2015 (Annual Grant)
Allocation	37.5% 3-yr Tranche "2016" PRSUs 37.5% 2-yr Tranche "2015" PRSUs 25% Stock Options	67% PRSUs 33% Stock Options (Mix excludes CEO)
Stock Option Vesting Period	3 year ratable	3 year ratable
PRSU Performance Measurement Period	3-yr Tranche: 3 years 2-yr Tranche: 2 years	3 years
PRSU Performance Goals	3-yr Tranche "2016": Net Sales and EBIT Margin 2-yr Tranche "2015": Ratio of Net Debt to Consolidated Adjusted EBITDA (1)	Adjusted EPS
PRSU Maximum Payout (as % of Target)	3-yr Tranche "2016": 300% 2-yr Tranche "2015": 200%	300%

(1)
Net Debt, means, as of any date, the sum of all Consolidated Funded Debt on such date less the aggregate amount (not to exceed $150,000,000) of Qualified Cash on such date.  Consolidated Funded Debt, Consolidated Adjusted EBITDA and Qualified Cash, which are all non-GAAP financial measures, have the meanings set forth in the 2012 Credit Agreement. A calculation of Consolidated Funded Debt less Qualified Cash to Adjusted EBITDA is provided in Appendix A to this Proxy Statement.

The following table summarizes equity grants under the normal annual grant cycle in February 2015 to our NEOs, other than Mr. Thompson, who joined the Company in September, 2015:

Named Executive Officer	2015 LTIP Grant Date Fair Value	# of Stock Options (33% of Award)	# of PRSUs (67% of Award)
Timothy Yaggi	$1,900,000	32,072	22,135
Barry Hytinen	$600,000	10,128	6,990
David Montgomery	$1,100,000	18,568	12,815
Jay Spenchian	$975,000	16,458	11,359

Each of the stock option awards granted in February 2015 has an exercise price of $57.51, which equals the closing price of the common stock on the NYSE on the grant date, and vests in three equal annual installments on each of the first, second, and third anniversary of the grant date. The number of PRSUs earned can range from 0% (for below threshold results) to 300% (for superior results) of target, based on the Company’s Adjusted EPS results for the three-year cycle from January 1, 2015 through December 31, 2017. The Adjusted EPS metric was selected by the Compensation Committee to encourage and reward long-term growth in profitability and stockholder value creation.

The Committee reserves the right to adjust the target award mix from year to year, as deemed appropriate. As previously noted, Mr. Thompson, who joined the Company in September 2015, received various equity grants as part of his initial compensation package. As discussed later in this section, the NEOs, including Mr. Thompson, also received the aspirational PRSU grant in the latter part of 2015.

Prior Year PRSU Grants with Performance Cycles Ending in 2015

In 2014, members of senior management, including several of our current NEOs, were granted PRSUs that vested based upon achievement of certain goals relating to two-year ratios of Net Debt to Consolidated Adjusted EBITDA objectives. Company results were between threshold and target performance levels, resulting in 79% of the target number of PRSUs being earned.

Aspirational Grants

To further encourage significant increases in profitable growth and stockholder value creation, the Board of Directors established an aspirational objective for the Company to achieve more than $650 million in Adjusted EBITDA for 2017. To achieve this aspirational objective, the Company would need to increase its Adjusted EBITDA by nearly $200 million, or more than 40%, above the Company’s Adjusted EBITDA of $455 million for 2015. To further align executive and stockholder interests, Adjusted EBITDA is measured with no adjustment for currency fluctuations, consistent with the Company’s financial statements. To reinforce this objective and encourage “aspirational pay for aspirational performance,” the Compensation Committee approved special aspirational PRSU grants for a group of senior executives, including our NEOs.

In September 2015, the Compensation Committee established an initial compensation package for Mr. Thompson which places primary emphasis on the aspirational PRSUs. Other senior executives received aspirational PRSU grants in October and December 2015. Grant date values for this special award were set well above regular target long-term incentive award levels, given the plan’s aspirational goals, which the Compensation Committee believes are challenging performance hurdles that, if achieved, would likely result in significant stockholder value creation. Because the performance requirement for vesting is so challenging, at the time of grant these shares were not expected to vest; therefore, no value attributable to these PRSUs is included in the Summary Compensation Table. To earn the full grant, the Company’s Adjusted EBITDA must exceed $650 million in 2017. If this hurdle is not met in 2017 but is achieved in 2018, participants would earn 1/3 of the grant, with the remaining portion forfeited. No PRSUs will be earned if the hurdle is not met for 2017 or 2018. Participants must also remain employed with the Company through the entire performance period to earn the award. The Compensation Committee views these as special grants and does not expect it would make similar aspirational awards covering any performance period prior to 2018. The aspirational PRSU grants to the NEOs are shown in the following table:

Named Executive Officer	# of Aspirational PRSUs Earned for Meeting Hurdle in 2017	# of Aspirational PRSUs Earned for Meeting Hurdle in 2018
Scott Thompson	620,000	206,667
Timothy Yaggi(1)	170,000	56,667
Barry Hytinen	125,000	41,667
David Montgomery	125,000	41,667
Jay Spenchian	80,000	26,667

(1)
On March 10, 2016 we announced that Timothy Yaggi, our Chief Operating Officer, would be leaving the Company effective March 31, 2016. As a result, Mr. Yaggi will forfeit this grant of aspirational PRSUs. For a discussion of the terms relating to Mr. Yaggi’s departure please refer to “Compensation Discussion and Analysis - 2016 Compensation Actions - Departure of Mr. Yaggi.”

Initial Equity Grants to the CEO in 2015

As noted earlier in this CD&A, Mr. Thompson’s initial compensation package includes several one-time incentive awards that were provided to attract, motivate, and retain a highly experienced executive, following an extensive CEO recruiting process. The package places primary emphasis on the aspirational PRSU grant, as described above. Mr. Thompson also received grants of stock options, service-based RSUs, and PRSUs equal to the number of shares purchased by him at the time of hire (Matching PRSUs). These grants represent multi-year incentives deemed necessary to entice Mr. Thompson to join the Company, as determined during the recruitment process. Mr. Thompson will not receive regular annual equity grants in 2016. The following table summarizes grants made to Mr. Thompson in 2015:

Long-Term Incentive Award Type	# of Awards Granted	Exercise Price	Vesting Schedule
Stock Options	310,000	$71.75 (the closing price of the common stock on the NYSE on the grant date)	Three equal annual installments on each of the first three anniversaries of the grant date
RSUs	118,000	N/A	Three equal annual installments on each of the first three anniversaries of the grant date
Matching PRSUs	69,686	N/A
Three equal annual installments on each of the first three anniversaries of the grant date if pre-tax income is positive for 2016. Subject to forfeiture if Mr. Thompson sells his purchased shares prior to third anniversary.

Aspirational PRSUs	620,000	N/A
Earned if our Adjusted EBITDA exceeds $650 million in 2017. If the hurdle is not met in 2017 but is achieved in 2018, 1/3 of the PRSUs will be earned. None will be earned if the goal is not met in 2017 or 2018. The Compensation Committee believes that these are challenging performance hurdles and, if achieved, would likely result in significant stockholder value creation. Because the performance requirement for vesting is so challenging, at the time of grant these shares were not expected to vest; therefore, no value attributable to these PRSUs is included in the Summary Compensation Table.

2016 COMPENSATION ACTIONS

 2016 Base Salary

•	Mr. Hytinen’s base salary was increased by 7% to more closely align with compensation reflected in the peer group data.
•	No other NEO received an increase in base salary in 2016.

2016 Annual Incentive Plan (AIP)

•
Company-wide Adjusted EBITDA was selected as the sole performance metric for the 2016 AIP, to simplify the plan design by eliminating multiple goals and different goals for different groups, and to eliminate subjective goals, and promote collaboration. The Compensation Committee believes that Adjusted EBITDA strongly correlates with long-term stockholder value creation. Performance will be measured with no adjustment for currency fluctuations, consistent with the Company’s financial statements, to further align executive and stockholder interests.

•	Mr. Spenchian’s annual incentive was increased from 65% for 2015 to 70% for 2016. No other adjustments were made to target annual incentive award opportunities for the NEOs.

2016 Annual Long-Term Incentive Grants (Regular Annual Grants)

The Compensation Committee approved targeted equity values for each of our NEOs, other than Mr. Thompson who will not receive a regular annual equity grant in 2016. The Compensation Committee also determined that awards will be provided in the form of RSUs to enhance retention and equity stakes. In moving to RSUs, the Compensation Committee decided that the RSUs should vest over 4 years, rather than the 3 year vesting typically used in the past for stock options. In addition, the Compensation Committee determined that the targeted equity value of grants for NEOs should transition over the next few years to the median or 50th percentile of the peer group rather than targeting between the 50th and 75th percentile. The Compensation Committee also determined that the RSUs to be granted to NEOs would contain a performance threshold sufficient to satisfy the requirements of Section 162(m) of the Code for tax deductibility. In choosing to provide 2016 grants in the form of RSUs, the Compensation Committee noted that NEOs have a number of outstanding PRSUs still in effect, including annual PRSU grants made in 2014 and 2015 and the aspirational grants. This was the first time service-based RSUs have been granted to NEOs (other than the CEO, who did not receive a regular annual grant in 2016) in a number of years. The Compensation Committee also noted that RSUs are less dilutive, in terms of overall share usage, than stock options, and may help manage potential stockholder dilution from equity plans. The 2016 RSUs vest in four equal annual installments on each of the first four anniversaries of the grant date.

The following table summarizes 2016 grants to the NEOs:

Named Executive Officer	2016 LTIP Grant Date Fair Value ($)	# of RSUs
Scott Thompson	$—	—
Timothy Yaggi(1)	$1,900,000	35,587
Barry Hytinen	$975,000	18,262
David Montgomery	$1,100,000	20,603
Jay Spenchian	$975,000	18,262

(1)
On March 10, 2016 we announced that Mr. Yaggi would be leaving the Company effective March 31, 2016. As a result, Mr. Yaggi will forfeit a portion of this grant of RSUs in accordance with the terms of the award agreement and his separation agreement. For a discussion of the terms relating to Mr. Yaggi’s departure please refer to “Compensation Discussion and Analysis - 2016 Compensation Actions - Departure of Mr. Yaggi.”

The long-term incentive grant values determined by the Compensation Committee and the Board are consistent with our compensation philosophy as discussed above.

2016 Special Matching PRSU Program

In February, 2016, the Compensation Committee and the Board of Directors added an additional one-time incentive program for a group of senior executives in the Company including our CEO. This program provides an incentive for these executives to purchase Tempur Sealy International stock in the open market at market prices between February 25, 2016 and September 15, 2016, subject to compliance with our trading window guidelines. Under the terms of the program, if an executive purchases Company shares according to the parameters of the program, including the applicable cap as described below, the Company has committed to matching the executive's investment with a matching value of PRSUs. These matching PRSUs will vest ratably over a five year period, and will be subject to a performance threshold for Section 162(m) purposes of positive profits (as defined in the program) for 2016.  Unvested matching PRSUs will expire should executives sell any of their purchased shares during the 5 year vesting period. The Compensation Committee and Board of Directors strongly believe that encouraging our senior executives to make and retain meaningful long term cash investments creates a strong performance incentive and further aligns our senior executives with our stockholders. The following table summarizes the maximum potential grants under this program for the NEOs (based on the total purchase price paid by the applicable NEO for shares purchased):

Named Executive Officer	2016 Stock Purchase Program Company Matching Limit - PRSUs ($)
Scott Thompson	$3,000,000
Timothy Yaggi(1)	$1,000,000
Barry Hytinen	$1,000,000
David Montgomery	$1,000,000
Jay Spenchian	$1,000,000

(1)
On March 10, 2016 we announced that Mr. Yaggi would be leaving the Company effective March 31, 2016. As a result, Mr. Yaggi will not be entitled to participate in this program. For a discussion of the terms relating to Mr. Yaggi’s departure please refer to “Compensation Discussion and Analysis - 2016 Compensation Actions - Departure of Mr. Yaggi.”

Departure of Mr. Yaggi

The Company announced on March 10, 2016 that the Company and Mr. Yaggi have agreed that Mr. Yaggi will be leaving the Company effective March 31, 2016. In connection with the foregoing, Mr. Yaggi and the Company entered into a letter agreement dated March 10, 2016 (the “Separation Agreement”) providing for the terms of his separation, including the payment of the $1 million retention bonus to Mr. Yaggi under the retention program adopted by the Company in June 2015, the provision of outplacement services, the payment of $137,622 in lieu of a pro rata portion of his 2016 bonus, the treatment of his outstanding equity awards (which is equivalent to the treatment he would receive under his employment agreement for a termination by the Company without “cause”), maintenance of welfare benefits for 12 months, non-disparagement provisions and a general release and waiver by Mr. Yaggi of all claims. In addition, Mr. Yaggi has agreed to provide consulting services for a year after March 1, 2016, and the Company will pay a consulting fee of $62,500 per month.

2015 COMPENSATION FOR FORMER EXECUTIVE OFFICERS

As discussed in "Corporate Governance - Board and Management Transition in 2015 and Early 2016" Mr. Sarvary's employment was terminated by the Company without Cause, effective as of May 31, 2015, and Mr. Williams' employment was terminated by the Company without Cause, effective as of August 31, 2015. Messrs. Sarvary and Williams are considered NEOs for 2015 under applicable SEC rules. Accordingly, this section contains a discussion of the 2015 compensation paid to Messrs. Sarvary and Williams, as well as other information relevant to an understanding of how and why the Company paid this compensation.

In setting 2015 compensation for Messrs. Sarvary and Williams, the Company adopted the same overall design, purposes, objective and other aspects of its pay for performance philosophy as it did in setting 2015 executive compensation for the other NEOs. A brief summary of each component of pay is outlined below.

•
Base Salary: Messrs. Sarvary and Williams each received a 3.0% salary increase as part of the normal review process in early 2015, consistent with percentage increases provided to most other NEOs. At the time of their departures, annual salaries were $1,030,000 for Mr. Sarvary and $484,000 for Mr. Williams.

•
Retention Bonus Award: Mr. Sarvary did not participate in the 2015 Retention Bonus Plan. Mr. Williams did participate in the Retention Bonus Plan, with a target award value of $500,000. Since the Company achieved the 2015 performance hurdle associated with this incentive, and since Mr. Williams was terminated by the Company without Cause, he will receive this award in June 2016, per the terms of the Retention Bonus Plan. This value is included in the 2015 Summary Compensation Table since his right to the award is no longer subject to any contingencies.

•
Annual Incentive: Mr. Sarvary’s 2015 target annual incentive opportunity of 115% of salary was identical to his 2014 target opportunity. Per the terms of his employment agreement, Mr. Sarvary did not receive any annual incentive pay for 2015, but he did receive an additional severance payment in a lump sum payment in the amount of $426,110, equal to a prorated portion of his base salary based on the number of days of the calendar year prior to the effective date of termination, following his termination by the Company without Cause on May 31, 2015. Mr. William’s 2015 target annual incentive opportunity of 70% of salary was identical to his 2014 target opportunity. Given his role as CFO, his annual incentive opportunity was weighted 50% based upon Company net sales and Adjusted EBIT, 25% based upon Company Adjusted Free Cash Flow and 25% based on individual performance. Based upon final performance outcomes listed above in this CD&A, the Compensation Committee determined that his overall bonus achievement was 99.75% of target, based on the corporate performance outcome of 103.2% of target, adjusted free cash flow performance outcome of 97.6% of target, and individual performance outcome of 95.0% of target. Per the terms of his employment agreement, Mr. Williams received a prorated award of $224,993, prorated for his partial year of service.

•
Long-term Incentives: Under the regular annual grant process, on February 27, 2015, Mr. Sarvary received 95,371 stock options with an exercise price of $57.51 which vest in three equal annual increments on the first, second, and third anniversary of the grant date. Per the terms of the award agreement, the grant was reduced to 23,843 stock options, to reflect Mr. Sarvary’s partial year of service in 2015, following his termination by the Company without Cause. The remaining options are subject to the same original vesting provisions and will remain exercisable through May 30, 2018. Mr. Sarvary also received 65,823 PRSUs tied to the Company’s three-year Adjusted EPS for the performance cycle of January 1, 2015 through December 31, 2017. Per the terms of the award agreement, following Mr. Sarvary’s termination by the Company without Cause, the number of PRSUs was reduced to 27,426 shares to reflect his partial year of service in 2015, with the remaining PRSUs subject to the original performance conditions and vesting schedule. On February 27, 2015, Mr. Williams received a grant of 18,568 stock options and 12,815 PRSUs subject to the same provisions as noted above for Mr. Sarvary as well as other NEOs. Following his termination by the Company without Cause, Mr. Williams’ 2015 stock option grant was reduced to 9,284 shares, subject to the same vesting provisions as before, and exercisable through August 30, 2018. Mr. Williams’ 2015 PRSU grant was reduced to 8,543 PRSUs, to reflect his partial year of service, with the remaining PRSUs subject to the original performance conditions and vesting schedule.

•	Severance Compensation:

Name	Benefits and Payments	Termination By Company Without Cause($)
Mark Sarvary	Cash Severance(1)	$2,510,870
	Annual Incentive Payment(2)	$—
	Acceleration of equity awards(3)	$—
	Health and Welfare Continuation(4)	$33,851
	Reimbursement of Legal fees and Outplacement Services	$60,000

Dale Williams	Cash Severance(5)	$518,206
	Retention Award(6)	$500,000
	Annual Incentive Payment(7)	$—
	Acceleration of equity awards(3)	$—
	Health and Welfare Continuation(4)	$18,503
	Outplacement Services	$15,000

(1)
For Mr. Sarvary, the amount presented under Cash Severance for Termination by Company without Cause includes two years of base salary (reduced by any salary continuation benefit paid for under any plan maintained by the Company), an additional lump sum amount equal to the pro-rata portion of base salary based on the number of days of the calendar year prior to the effective date of termination and payment of accrued but unused vacation.

(2)
Mr. Sarvary’s agreement did not provide for payment of a prorated portion of the 2015 annual incentive compensation. Rather, it provided for the additional lump sum amount described in footnote 1, above.

(3)
None of Messrs. Sarvary’s or Williams’ equity awards accelerated as a result of their terminations of employment. The number of shares of stock covered by certain of the outstanding awards was prorated downward as a result of the termination event, and these awards will continue to vest, subject to the original performance conditions where applicable and vesting schedule as described above under "Long-term Incentives".

(4)	Mr. Sarvary is eligible to continue to participate in welfare benefit plans offered by the Company for a period of two years, and Mr. Williams for one year, following termination without cause.
(5)	For Mr. Williams, the amount presented under Cash Severance for Termination by Company without Cause represents twelve months of base salary and payment of accrued but unused vacation.
(6)
Mr. Williams became eligible to receive his retention award, because the Company achieved the Adjusted EBITDA performance threshold for calendar year 2015 and his employment was terminated by the Company without cause.

(7)
Mr. Williams’ was eligible to receive an Annual Incentive Compensation payment prorated to reflect the number of days he was employed in 2015, in the amount of $224,993. This amount is included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table elsewhere in this Proxy Statement.

OTHER COMPENSATED-RELATED POLICIES

Executive Stock Ownership Guidelines

Our Board of Directors has adopted minimum stock ownership guidelines for our executive officers and directors. The principal objective of the guidelines is to enhance the linkage between the interests of stockholders and our executive officers and directors by requiring a meaningful, minimum level of stock ownership. The current guidelines provide that, within five years of becoming subject to the stock ownership guidelines, our CEO should own shares valued at an amount equal to six times his base salary, and that all other executive officers should own shares valued at an amount equal to three times the executive’s base salary. Our directors also are required to own, within five years of becoming subject to the stock ownership guidelines, shares valued at an amount equal to five times the director’s annual cash retainer (excluding any cash retainers paid for any committee or as Chair or Lead Director). Compliance will be determined based on the value of holdings of shares of stock and all vested restricted shares, restricted stock units, deferred stock units, performance units and other vested equity awards (“vested awards”), but do not include any unvested equity awards or vested stock options. The value of holdings of stock and vested awards is based on the average closing price of the Company’s common stock on the NYSE for the most recent period from February 15 through May 14. The number of shares underlying vested awards that may be included in the value of the holdings is calculated net of the number of shares necessary to cover estimated taxes with respect to such vested awards that have not yet become payable. Until the guidelines are met, executive officers and directors are required to retain at least 50% of the “Net Profit Shares,” as defined below, and will be deemed to be in compliance with the guidelines while they comply with this retention obligation. “Net Profit Shares” means all shares of common stock received on vesting or earn-out of vested awards and shares received on exercise of stock options, in each case net of shares of common stock sold or withheld for payment of the exercise price or to pay any taxes related to the equity awards.

If an executive officer or director achieves compliance with these guidelines and then falls out of compliance as of the end of the next measuring period due to changes in the market price of the common stock or an increase in base salary or cash retainer, that person will not be required to purchase shares in order to regain compliance, but will be deemed to be in compliance if going forward he or she retains at least 50% of his or her Net Profit Shares. In addition, if the person falls out of compliance for any other reason that person will be deemed to have remained in compliance if he or she retained at least 50% of his or her Net Profit Shares. The compliance of any director who is an employee of an institutional stockholder of the Company, and has waived any right to receive compensation as a Director, will be calculated based on the stock ownership of that institutional stockholder and the average annual cash retainer paid to other directors as of the end of the measurement period. For 2015, all of our executives and directors were on track to maintain compliance with the minimum stock ownership guidelines.

Anti-Hedging and Anti-Pledging Policy

The Company’s Insider Trading and Confidentiality Policy prohibits employees, executive officers and members of the Board of Directors from hedging or pledging Company securities.

Clawback Policy

In early 2015, we adopted a Clawback Policy that provides that certain performance-based compensation is recoverable from an officer if the Company determines that an officer has engaged in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of the Company’s financial results. Performance-based compensation includes all annual incentives and long-term incentives with performance features based on the Company’s financial performance, whether paid in cash or in equity, where the award or size of the award was contingent on such performance. If the Compensation Committee determines, in its reasonable discretion, that any such performance-based compensation would not have been paid or would have been at a lower amount had it been based on the restated financial results, it will report its conclusions to the Board. If the Board determines action is necessary or appropriate, the Board may within 12 months of such a restatement, to the extent permitted by applicable law, seek recoupment from such officer of the portion of such performance-based compensation that is greater than that which would have been awarded or earned had such compensation been calculated on the basis of the restated financial results.

Other Benefits / Perquisites

We offer a 401(k) plan to all of our eligible U.S. employees, including our senior management and our NEOs other than Mr. Montgomery, who is a citizen of the United Kingdom. The 401(k) plan is designed to allow employees to save for retirement as well as defer current earnings and recognize them later in accordance with statutory regulations when their individual income tax rates may be more beneficial. In 2015, in accordance with the terms of the plan, the Company matched 100% of the first three percent of each match-eligible participating employee’s salary that is deferred and 50% of the fourth and fifth percent of salary deferred. The Company made the matching contribution in 2015 for all match-eligible participating employees, including the match-eligible participating NEOs. In addition, the 401(k) plan permits the Company to provide a discretionary contribution of up to 3% of eligible compensation to eligible participants. The Company will not provide a discretionary contribution to plan participants for the year ended December 31, 2015. The decision to make the discretionary contribution is at the sole discretion of the Company.

The Company does not offer any other U.S. defined contribution or defined benefit pension plans in which executive officers, including the NEOs, are eligible to participate. There are no alternate plans in place for senior management except for Mr. Montgomery. For more information regarding Mr. Montgomery’s pension benefits see "Potential Payments upon Termination or Change in Control" elsewhere in this Proxy Statement.

In early 2015, we approved the elimination of an automobile allowance benefit and adopted a financial planning program for executive officers, including the NEOs and other members of senior management. This new executive benefit provides reimbursement for financial planning expenses for NEOs of up to $10,000 per year. The new program is intended to cover some, if not most, of the expense associated with having a financial advisor and to allow executives more time to focus on business and personal matters.

The Company also offers various broad-based employee benefit plans. NEOs participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may apply. Our NEOs also receive certain other benefits that are discussed in Note 3 to the Summary Compensation Table.

Employment Agreements

Each of our NEOs is a party to an employment agreement with the Company. These employment agreements provide for severance arrangements in the event of termination of employment in certain circumstances and also provide for non-

competition, non-solicitation and confidentiality agreements. These severance arrangements are discussed in more detail below under "Potential Payments upon Termination or Change in Control." The employment agreements for our NEOs were put in place at the time they became Executive Officers of the Company. We believe that these agreements, including the severance provisions, are necessary to allow us to be competitive in recruiting and retaining top talent for executive officer positions. The Compensation Committee believes that the employment agreements in place for its executive officers are appropriate for the needs of the Company. However, as part of its analysis of the reasonableness of each individual element of compensation and each NEO’s compensation package as a whole, the Compensation Committee periodically analyzes each of these arrangements for reasonableness and market competitiveness.

Tax and Accounting Implications

Deductibility of Compensation under Section 162(m) of the Code

Section 162(m) of the Code limits the Company’s annual deduction for certain compensation paid to certain of our Executive Officers named in the Summary Compensation Table, other than our Chief Financial Officer, to $1 million each year unless certain requirements are met. Although the Compensation Committee plans to evaluate and limit the impact of Section 162(m), it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain executive talent to compete successfully and to motivate such executives to achieve the goals inherent in our business strategy, the Compensation Committee may approve compensation to Executive Officers which exceeds the limits of deductibility. In this regard, certain portions of the compensation paid to our NEOs for 2015 may not be deductible for federal income tax purposes under Section 162(m) of the Code.

Accounting for Stock-Based Compensation

The Company accounts for stock-based payments, including under its 2003 Equity Incentive Plan and 2013 Equity Incentive Plan, in accordance with FASB ASC 718, "Stock Compensation."

OVERALL COMPENSATION APPROACH AND RISK INCENTIVES

The Compensation Committee considers, in establishing and reviewing compensation programs, whether the programs encourage unnecessary or excessive risk taking and has concluded that they do not. Base salaries are fixed in amount and thus do not encourage risk taking. In 2015, employees were also eligible to receive a portion of their total compensation in the form of "at risk" compensation opportunities, including the annual incentive and, for senior managers, the long-term incentive awards. The portion of "at risk" compensation increases as an employee’s level of responsibility within the Company increases. While the annual incentive awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Company’s annual incentive program represents only a portion of eligible employees’ total compensation opportunities. The Compensation Committee believes that the annual incentive program appropriately balances risk and the desire to focus eligible employees on specific short-term goals important to the Company’s success, and that it does not encourage unnecessary or excessive risk taking.

The majority of "at risk" compensation provided to senior managers is in the form of long-term equity awards that help further align senior managers’ interests with those of the Company’s stockholders. The granting of these awards is generally on an annual and therefore overlapping basis, and these grants are subject to multi-year vesting schedules. As described above, a significant portion of long-term equity awards are provided in the form of stock options, RSUs and PRSUs. In addition, the Company also made one-time grants of aspirational PRSU awards in 2015. The ultimate value of the stock option and RSU awards is tied to the Company’s long-term stock price performance, while the value of the PRSU awards is dependent both on the Company’s operating results over a multi-year period and the price performance of our stock. Based on this long-range focus, the Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking.

As more fully described above, the Company maintains stock ownership guidelines applicable to Executive Officers and members of the Board of Directors intended to encourage long-term ownership of a significant amount of Tempur Sealy International stock in order to promote a long-term "owner’s" view of our business. The Compensation Committee believes the Company’s compensation programs encourage employees to strive to achieve both the short and long-term goals that are important to the Company’s success without promoting unnecessary or excessive risk taking.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur Sealy International specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (Securities Act), or the Exchange Act.

The Compensation Committee is comprised entirely of independent directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis section required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Submitted by,

COMPENSATION COMMITTEE
Peter K. Hoffman (Chair)
John A. Heil
Sir Paul Judge
Usman Nabi
Richard W. Neu

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Tempur Sealy International for the year ended December 31, 2015 of those persons who served as (i) our principal executive officer during the year ended December 31, 2015; (ii) our principal financial officer during the year ended December 31, 2015; and (iii) our other three most highly compensated Executive Officers for the year ended December 31, 2015. In this section of the Proxy Statement we refer to these persons collectively as our "NEOs."

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Scott Thompson Chairman, President and Chief Executive Officer	2015	$342,692	$2,058,000	$13,617,689	$7,212,825	$—	$—	$57,413	$23,288,619

Timothy Yaggi(5) Chief Operating Officer	2015	$686,154	$—	$1,273,000	$627,000	$592,269	$—	$308,208	$3,486,631
	2014	670,000	—	1,125,000	375,000	344,648	—	24,445	2,539,093
	2013	565,577	110,550	750,000	750,000	221,100	$—	$121,814	2,519,041

Barry Hytinen EVP and Chief Financial Officer	2015	$387,281	$—	$402,000	$198,000	$273,126	$—	$14,555	$1,274,962

David Montgomery(4) EVP and President, International Operations	2015	$439,927	$—	$737,000	$363,000	$273,323	$—	$90,097	$1,903,347
	2014	453,099	—	693,750	231,250	201,403	—	91,812	1,671,314
	2013	410,667	71,263	666,700	400,000	187,358	—	85,654	1,821,642

Jay Spenchian EVP and Chief Marketing Officer	2015	$440,000	$636,765	$653,250	$321,750	$306,864	$—	$59,953	$2,418,582

Mark Sarvary Former President and Chief Executive Officer	2015	$430,000	$—	$3,785,500	$1,864,500	$—	$—	$2,627,319	$8,707,319
	2014	1,000,000	—	3,750,000	1,250,000	876,300	—	24,445	6,900,745
	2013	834,715	—	3,117,697	2,000,000	623,000	—	19,710	6,595,122

Dale Williams Former EVP and Chief Financial Officer	2015	$324,938	$—	$737,000	$363,000	$224,993	$—	$1,075,145	$2,725,076
	2014	470,000	—	693,750	231,250	254,975	—	24,445	1,674,420
	2013	393,969	70,077	666,700	400,000	134,890	—	19,710	1,685,346

(1)
Mr. Thompson joined the Company in September 2015 and, pursuant to his employment agreement, received a sign on bonus of $1,600,000 and a guaranteed bonus of $458,000 for 2015 calculated as 125% of his base salary for 2015 prorated to reflect the portion of the year in which he was employed. Mr. Spenchian earned a sign on bonus in 2015, once he successfully completed 90 days of employment. These amounts are reflected in the Bonus column.

Non-Equity Incentive Plan Compensation payouts were earned in 2015 and paid in 2016 pursuant to the Company's annual incentive bonus program for 2015. As described in the Compensation Discussion and Analysis section, above, for 2015, all amounts earned were subject to a threshold objective performance metric. Once that metric was met, the maximum amount was earned, subject to the discretion of the Compensation Committee to reduce (but not increase) the amounts payable.

(2)
For stock awards and stock options granted, the value set forth is the grant date fair value, in accordance with FASB ASC 718. See Note 12 "Stock-based Compensation" to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for a complete description of the valuations. Stock awards include PRSUs, which are described in the Compensation Discussion and Analysis and in the Grants of Plan Based Awards table elsewhere in this Proxy Statement. The grant date fair value of PRSUs displayed represents the target value at the grant date based upon the probable outcome of the performance conditions set forth in the PRSU award. With respect to the PRSUs granted on February 27, 2015, with a performance period that ends December 31, 2017, the maximum potential value of the awards is 300% of target, based on achievement of a target based on Adjusted EPS as defined in the award agreement. The maximum potential value of the PRSU covering 69,686 shares granted to Mr. Thompson as part of his employment package is 100% of target. With respect to the aspirational PRSUs described in more detail under “Compensation Discussion and Analysis - 2015 Compensation Actions - Aspirational Grants”, the value included in the “Stock Awards” column for each Named Executive Officer is $0, because the likelihood of achieving the performance goal on the date of grant was not probable. The grants of aspirational PRSUs run through 2017 (or 2018 with a reduced award opportunity) and are tied to an aspirational performance goal of achieving more than $650 million in Adjusted EBITDA for 2017 or 2018. The  Compensation Committee believes these are challenging performance hurdles and, if achieved, would likely result in significant stockholder value creation. The maximum potential value of these aspirational PRSUs is 100% of the target shares. Assuming that the achievement of the performance goal as of December 31, 2017 had been probable on the grant date, the grant date fair value of the aspirational PRSUs would have been as set forth below:

Named Executive Officer	Number of Shares at Target	Value based on Closing Price of Stock at Grant Date ($)
Scott Thompson	620,000	$44,485,000
Timothy Yaggi	170,000	$12,452,500
Barry Hytinen	125,000	$9,156,250
David Montgomery	125,000	$9,156,250
Jay Spenchian	80,000	$5,860,000

For the 2014 PRSUs with a performance period that ended on December 31, 2015, the Company achieved a ratio of Net Debt to Consolidated Adjusted EBITDA, each as defined in the award agreement, of between threshold and target performance levels, and therefore 79% of the target number of PRSUs were determined to have been earned on February 19, 2016.

(3) Represents amounts paid in 2015 on behalf of each of our NEOs for the following:

Named Executive Officer	Life and Disabilities Insurance Premiums ($)	Contributions to Qualified Defined Contribution Plans ($)	Car Allowance ($)	Tax Preparation, Legal and Financial Planning Fees ($)	Relocation	Severance Payments ($) (a)
Scott Thompson	1,118	—	—	10,000	46,295	—
Timothy Yaggi	3,355	10,600	600	4,959	288,694	—
Barry Hytinen	3,355	10,600	600	—	—	—
David Montgomery	23,095	43,993	22,209	800	—	—
Jay Spenchian	3,138	10,600	—	10,000	36,215	—
Mark Sarvary	1,398	10,600	600	10,000	—	2,604,721
Dale Williams	2,236	10,600	600	10,000	—	1,051,709

(a)
For additional information regarding the elements included in the severance provided to Messrs. Sarvary and Williams, see “2015 Compensation for Former Executive Officers” in the Compensation Discussion and Analysis section in this Proxy Statement.

(4)	Mr. Montgomery’s salary and Non-Equity Incentive Plan Compensation are paid in British Pounds (£) and are converted to United States Dollars ($) using the spot rate on December 31, 2015.

(5)
On March 10, 2016 we announced that Timothy Yaggi, our Chief Operating Officer, would be leaving the Company effective March 31, 2016. For a discussion of the terms relating to Mr. Yaggi’s departure please refer to “Compensation Discussion and Analysis - 2016 Compensation Actions - Departure of Mr. Yaggi.”

Grants of Plan-Based Awards

The following table provides information about annual and long term incentive award opportunities granted to our NEOs during 2015. These incentive award opportunities are described in the Compensation Discussion and Analysis section of this Proxy Statement under "2015 Annual Incentive Performance Achievement" and "Long-Term Incentive Grants for 2015."

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock of Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name/Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott Thompson
Annual Incentive Bonus	9/4/2015	N/A	N/A	N/A
Aspirational Stock Award (Aspirational PRSUs)(6)	9/4/2015				206,667	620,000	—				$—
Stock Award (Matching PRSUs)	10/7/2015				—	69,686	—				$5,151,189
Stock Award (RSUs)	9/4/2015							118,000			$8,466,500
Stock Option	9/4/2015								310,000	$71.75	$7,212,825

Timothy Yaggi(9)
Annual Incentive Bonus	2/27/2015	$0	$552,000	$1,104,000
Stock Award (PRSUs)	2/27/2015				11,068	22,135	66,405				$1,273,000
Aspirational Stock Award (Aspirational PRSUs)(6)	10/26/2015				56,667	170,000	—				$—
Stock Option	2/27/2015								32,072	$57.51	$627,000

Barry Hytinen
Annual Incentive Bonus(1)	2/27/2015	$0	$263,375	$526,750
Stock Award (PRSUs)	2/27/2015				3,495	6,990	20,970				$402,000
Aspirational Stock Award (Aspirational PRSUs)(6)	10/26/2015				41,667	125,000	—				$—
Stock Option	2/27/2015								10,128	$57.51	$198,000

David Montgomery
Annual Incentive Bonus(8)	2/27/2015	$0	$309,451	$618,902
Stock Award (PRSUs)	2/27/2015				6,408	12,815	38,445				$737,000
Aspirational Stock Award (Aspirational PRSUs)(6)	10/26/2015				41,667	125,000	—				$—
Stock Option	2/27/2015								18,568	$57.51	$363,000

Jay Spenchian
Annual Incentive Bonus	2/27/2015	$0	$286,000	$572,000
Stock Award (PRSUs)	2/27/2015				5,680	11,359	34,077				$653,250
Aspirational Stock Award (Aspirational PRSUs)(6)	10/26/2015				26,667	80,000	—				$—
Stock Option	2/27/2015								16,458	$57.51	$321,750

Mark Sarvary
Annual Incentive Bonus	2/27/2015	$0	$1,184,500	$2,369,000
Stock Award (PRSUs)	2/27/2015				32,912	65,823	197,469			$3,785,500
Stock Option	2/27/2015							95,371	$57.51	$1,864,500

Dale Williams
Annual Incentive Bonus	2/27/2015	$0	$338,800	$677,600
Stock Award (PRSUs)	2/27/2015				6,408	12,815	38,445			$737,000
Stock Option	2/27/2015							18,568	$57.51	$363,000

(1)
These columns show the 2015 annual award opportunities under the Company's annual incentive bonus program for 2015. They do not reflect the actual amounts paid out under the program which are included in the Summary Compensation Table and discussed in the Compensation Discussion and Analysis under "2015 Compensation Actions - 2015 Annual Incentive Performance Achievement and - Annual Incentive Plan Payments for 2015." Mr. Thompson received a guaranteed bonus for 2015 which was not a performance bonus under the annual incentive program. It is reported in the “bonus” column of the Summary Compensation Table, above. Mr. Hytinen's 2015 target annual incentive award opportunity was equal to 55% of salary for the first 7 months of 2015 and increased to 70% of salary for the last 5 months upon his promotion to EVP & CFO.

(2)
This column shows the 2015 equity incentive awards, which include awards of PRSUs and Aspirational PRSUs and, for Mr. Thompson, matching PRSUs. The terms of these awards are described more fully in Notes (5), (6) and (7), below.

(3)
This column shows restricted stock units granted to Mr. Thompson as part of his employment package. These RSUs vest in three equal annual installments on each of the first, second and third anniversaries of the grant date, subject to Mr. Thompson’s continued employment with the Company.

(4)
This column shows the stock options granted in 2015 under the 2013 Equity Incentive Plan. Each grant of stock options vest in three equal annual installments on each of the first, second and third anniversaries of the grant date, subject to the NEO’s continued employment with the Company.

(5)
This column shows the grant date fair value of the RSU, PRSU and stock option awards computed in accordance with FASB ASC 718. See Note 12 "Stock-based Compensation" to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for a complete description of the valuations.

• For the RSU award granted to Mr. Thompson as part of his employment package, the grant date fair value displayed represents the value of the shares based on the closing price of the common stock on the NYSE on the grant date.
• For the Matching PRSUs, described in detail in Note (7), below, covering 69,686 shares granted to Mr. Thompson as part of his employment package, the grant date fair value displayed represents the value of the shares based on the closing price of the common stock on the NYSE on the grant date. The maximum value of the award is 100% of target.
• For the PRSU awards granted on February 27, 2015, the grant date fair value displayed represents the target value at the grant date based upon the probable outcome of the performance conditions as of the grant date with a performance period that ends December 31, 2017. The maximum value of the awards is 300% of target, based on achievement of the Adjusted EPS goal as defined in the award agreement.
• For the aspirational PRSUs with a performance period that ends December 31, 2017, the grant date fair value displayed represents the target value at the grant date based upon the probable outcome of the performance condition as of the grant date. The maximum value of the awards is 100% of target based on achievement of the performance condition for the year ending December 31, 2017. If the outcome of the performance condition as of the grant date had been probable, the Grant Date Fair Value of the Target number of aspirational PRSUs based on the closing price of the common stock on the respective grant dates would have been as set forth below:

Named Executive Officer	Target Number of Aspirational PRSUs	Grant Date Fair Value ($)
Scott Thompson	620,000	$44,485,000
Timothy Yaggi	170,000	$12,452,500
Barry Hytinen	125,000	$9,156,250
David Montgomery	125,000	$9,156,250
Jay Spenchian	80,000	$5,860,000

If the performance goal is not achieved by the end of 2017, but is achieved for the year ending December 31, 2018, 2/3 of the target award would be forfeited and the maximum value of the awards for each named executive officer would be 1/3 of target. The Company did not record any stock-based compensation expense related to the 2017 aspirational PRSUs during the twelve months ended December 31, 2015, as it is not considered probable as of this date that the Company will achieve the specified performance target as of December 31, 2017 or December 31, 2018. The Company will continue to evaluate the probability of achieving the performance condition going forward and record the appropriate expense if necessary.

The amounts do not reflect the risk that the awards may be forfeited in certain circumstances or, in the case of performance awards, that there is no payout if the required performance measures are not met.

(6)
During 2015, the Company made large, one-time aspirational grants of PRSUs to the NEOs that will vest in full if the Company achieves Adjusted EBITDA (as defined in the award agreement) for 2017 greater than $650 million. In addition, if this target is not met in 2017 but the Company achieves more than $650 million in Adjusted EBITDA for 2018, then one-third, of the aspirational PRSUs will vest, and the remaining aspirational PRSUs will be forfeited. If the Company does not achieve more than $650 million of Adjusted EBITDA in either 2017 or 2018, then all of the aspirational PRSUs will be forfeited. The grant date fair value of the aspirational PRSUs, assuming achievement of the performance condition in the year ending December 31, 2017, is included in Note (5), above.

(7)
On September 4, 2015, the Company entered into a Matching Performance Restricted Stock Unit Agreement (“Matching PRSU Agreement”) pursuant to which the Company granted Mr. Thompson Performance Restricted Stock Units (“Matching PRSUs”) covering 69,686 shares of common stock. The Matching PRSUs vest over three years, subject to accelerated vesting and forfeiture under certain circumstances set forth in the Matching PRSU Agreement, and are subject to a performance requirement for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). On October 7, 2015, the Compensation Committee approved amending the performance requirement to require that the Company have “positive Profits” for 2016, as defined in the Matching PRSU Agreement. Under the terms of the Matching PRSU Agreement, in the event Mr. Thompson sells any of the Purchased Shares acquired pursuant to the Subscription Agreement within 3 years of September 4, 2015, all remaining unvested Matching PRSUs will be forfeited.

(8)
Mr. Montgomery’s salary is paid in British Pounds (£). As a result, the Annual Incentive Bonus threshold, target and maximum opportunities were converted into United States Dollars ($) based on the exchange spot rate on December 31, 2015.

(9)
On March 10, 2016 we announced that Mr. Yaggi would be leaving the Company effective March 31, 2016. For a discussion of the terms relating to Mr. Yaggi’s departure please refer to “Compensation Discussion and Analysis - 2016 Compensation Actions - Departure of Mr. Yaggi.”

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth the outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2015 for each of our NEOs. The table also sets forth unvested stock awards assuming a market value of $70.46 per share, the closing market price of our common stock on December 31, 2015.

Option Awards					Stock Awards
Name	Number of Securities Underlying Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Yet Vested		Market Value of Shares or Units of Stock that Have Not Yet Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
(#) Exercisable	(#) Unexercisable		($)		(#)		($)	(#)		($)
Scott Thompson
—	310,000	(1)	$71.75	9/3/2025
								206,667	(10)	$14,561,757
								69,686	(11)	$4,910,076
					118,000	(12)	$8,314,280			$—

Timothy Yaggi(18)
50,369	—	(2)	$37.05	2/21/2023
5,163	10,326	(3)	$51.87	2/27/2024
—	32,072	(4)	$57.51	2/26/2025
								10,844	(13)	$764,068
								10,844	(14)	$764,068
								22,135	(15)	$1,559,632
								56,667	(16)	$3,992,757

David Montgomery
83,333	—	(5)	$13.47	6/28/2016
45,000	—	(6)	$6.14	2/27/2019
6,082	—	(7)	$46.68	2/21/2021
4,838	—	(8)	$71.50	2/8/2022
26,864	—	(2)	$37.05	2/21/2023
3,184	6,368	(3)	$51.87	2/27/2024
—	18,568	(4)	$57.51	2/26/2025
								6,687	(13)	$471,166
								6,687	(14)	$471,166
								12,815	(15)	$902,945
								41,667	(16)	$2,935,857

Barry Hytinen
1,570	—	(7)	$46.68	2/21/2021
1,172	—	(8)	$71.50	2/8/2022
4,500	—	(9)	$24.89	11/18/2022
6,003	—	(2)	$37.05	2/21/2023
620	1,239	(3)	$51.87	2/28/2024
—	10,128	(4)	$57.51	2/26/2025
								1,301	(13)	$91,668
								1,301	(14)	$91,668
								6,990	(15)	$492,515
								41,667	(16)	$2,935,857

Jay Spenchian
—	16,458	(4)	$57.51	2/26/2025
					10,530	(17)	$741,944

					11,359	(15)	$800,355
					26,667	(16)	$1,878,957

Mark Sarvary
21,719	—	(8)	$71.50	5/30/2018
134,318	—	(2)	$37.05	5/30/2018
17,211	34,421	(3)	$51.87	5/30/2018
—	23,843	(4)	$57.51	5/30/2018
					36,148	(13)	$2,546,988
					36,148	(14)	$2,546,988
					27,426	(15)	$1,932,436

Dale Williams
6,082	—	(7)	$46.68	8/30/2018
4,838	—	(8)	$71.50	8/30/2018
26,864	—	(2)	$37.05	8/30/2018
3,184	6,368	(3)	$51.87	8/30/2018
—	9,284	(4)	$57.51	8/30/2018
					6,687	(13)	$471,166
					6,687	(14)	$471,166
					8,543	(15)	$601,940

(1)	These options, granted on September 4, 2015, have a 10-year term and become exercisable in three equal installments over three years, beginning with the one-year anniversary date of the grant.
(2)
These options, granted on February 22, 2013, have a 10-year term and became exercisable in two equal installments over two years, beginning with the one-year anniversary date of the grant. The expiration dates for Messrs. Sarvary's and Williams' options under this grant were accelerated to three years after their respective termination dates.

(3)
These options, granted on February 28, 2014, have a 10-year term and become exercisable in three equal installments over three years, beginning with the one-year anniversary date of the grant. The expiration dates for Messrs. Sarvary's and Williams' options under this grant were accelerated to three years after their respective termination dates.

(4)
These options, granted on February 27, 2015, have a 10-year term and become exercisable in three equal installments over three years, beginning with the one-year anniversary date of the grant. The expiration dates for Messrs. Sarvary's and Williams' options under this grant were accelerated to three years after their respective termination dates.

(5)
These options, granted on June 28, 2006, have a 10-year term. Twenty-five percent (25%) of these options became exercisable on July 7, 2008 and the remaining shares became exercisable in equal installments on a quarterly basis over the subsequent twelve (12) quarters.

(6)	These options, granted on February 27, 2009, have a 10-year life and become exercisable in equal installments over four years, beginning with the one-year anniversary of the grant date.
(7)
These options, granted on February 22, 2011, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary of the grant date. The expiration date for Mr. Williams' options under this grant was accelerated to three years after his termination date.

(8)
These options, granted on February 9, 2012, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary of the grant date. The expiration dates for Messrs. Sarvary's and Williams' options under this grant were accelerated to three years after their respective termination dates.

(9)	These options, granted on November 19, 2012, have a 10-year life and became exercisable on the one-year anniversary of the grant date.
(10)
These PRSUs, granted on September 4, 2015, will vest at target if the Company achieves a certain performance metric set forth by the Compensation Committee and the Board in 2017. If the performance metric is not met in 2017 but the Company achieves the performance metric in 2018, then one-third of the PRSUs will vest (at the threshold level), and the remaining PRSUs will be forfeited. The amounts in this column represent the distribution of the PRSUs based on achievement of the performance metrics in 2018 at the threshold level, which would result in payout of one-third of the shares.

(11)
These PRSUs, granted on September 4, 2015, cover a performance period ending December 31, 2016. If the performance target is met, the awards will vest in three equal installments over three years, beginning with the one-year anniversary date of the grant. The amounts in this column represent the distribution of the PRSUs based on achievement of the performance metrics at the target. The grant agreement was amended on October 12, 2015.

(12)	These RSUs, granted on September 4, 2015, will vest in three equal installments over three years, beginning with the one-year anniversary date of the grant.
(13)
These PRSUs, granted on February 28, 2014, covered a two-year performance period ending December 31, 2015. Distribution of the awards is dependent upon the achievement of certain performance metrics within a range set forth by the Compensation Committee and the Board, and is to occur no later than the fifteenth day of the third month following December 31, 2015. The amounts in this column represent the distribution of the PRSUs based on achievement of the performance metrics at the target.

(14)
These PRSUs, granted on February 28, 2014, covered a three-year performance period ending December 31, 2016. Distribution of the awards is dependent upon the achievement of certain performance metrics within a range set forth by the Compensation Committee and the Board, and is to occur no later than the fifteenth day of the third month following December 31, 2016. The amounts in this column represent the distribution of the PRSUs based on achievement of the performance metrics at the target.

(15)
These PRSUs, granted on February 27, 2015, covered a three-year performance period ending December 31, 2017. Distribution of the awards is dependent upon the achievement of certain performance metrics within a range set forth by the Compensation Committee and the Board, and is to occur no later than the fifteenth day of the third month following December 31, 2017. The amounts in this column represent the distribution of the PRSUs based on achievement of the performance metrics at the target.

(16)
These PRSUs, granted on October 26, 2015, will vest at target if the Company achieves a certain performance metric set forth by the Compensation Committee and the Board in 2017. If the performance metric is not met in 2017 but the Company achieves the performance metric in 2018, then one-third of the PRSUs will vest at the threshold level, and the remaining PRSUs shall be forfeited. The amounts in this column represent the distribution of the PRSUs based on achievement of the performance metrics in 2018 at the threshold level which would result in payout of one-third of the shares.

(17)	These RSUs, granted on December 1, 2014, will vest on the third anniversary of the grant date.
(18)
On March 10, 2016 we announced that Timothy Yaggi, our Chief Operating Officer, would be leaving the Company effective March 31, 2016. For a discussion of the terms relating to Mr. Yaggi’s departure please refer to “Compensation Discussion and Analysis - 2016 Compensation Actions - Departure of Mr. Yaggi.”

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and stock awards vested during the year ended December 31, 2015, for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott Thompson	—	$—	—	$—
Timothy Yaggi	—	$—	—	—
David Montgomery	50,000	$2,834,431	—	—
Barry Hytinen	—	$—	—	—
Jay Spenchian	—	$—	—	—
Mark Sarvary	737,500	$39,546,507	—	—
Dale Williams	143,914	$9,767,285	—	—

Pension Benefits Table

No table is included for defined benefit pension or similar plans, since none of the Named Executive Officers are covered by such a plan.

Nonqualified Deferred Compensation Table

No table is included for nonqualified deferred compensation plans, since none of the Named Executive Officers are covered by such a plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Tempur Sealy International has entered into agreements and adopted plans that require us to provide compensation and/or other benefits to each NEO during employment and in the event of that executive’s termination of employment under certain circumstances. Those arrangements are described below.

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

The Company has entered into employment agreements with each of our NEOs, which are described below. Definitions of terms commonly used in the employment agreements and compensation plans are set forth below.

Certain Definitions

"Good Reason" Mr. Thompson’s employment agreement generally defines "Good Reason" as relocation of his principal workplace, his demotion from his position as Chief Executive Officer or President, Tempur Sealy International’s failure to nominate him to serve as a director or Tempur Sealy International’s material breach of his employment agreement. Mr. Sarvary’s employment agreement generally defined "Good Reason" as relocation of his principal workplace, his demotion from his position as Chief Executive Officer, or Tempur Sealy International’s material breach of his employment agreement. The employment agreements for Messrs. Yaggi, Hytinen, Spenchian and Williams generally define "Good Reason" as relocation of their principal workplace, or Tempur Sealy International’s material breach of their employment agreements.

"For Cause." The employment agreements for Messrs. Thompson, Sarvary, Yaggi, Hytinen and Spenchian generally define "For Cause" as the employee’s (a) willful and continued failure to substantially perform the reasonably assigned duties with Tempur Sealy International, (b) material breach of his employment agreement which is not cured within 30 days after receipt of written notice of such breach, (c) material violation of any material written policy of Tempur Sealy International, (d) willful misconduct which is materially and demonstrably injurious to Tempur Sealy International, (e) conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony, or (f) commission of an act of fraud, embezzlement, or misappropriation against Tempur Sealy International, or a breach of fiduciary duty or the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to Tempur Sealy International’s business.

The employment agreement for Mr. Williams generally defined "For Cause" as the employee’s (a) willful and continued failure to substantially perform his assigned duties with Tempur Sealy International, (b) willful engagement in illegal conduct which is materially and demonstrably injurious to Tempur Sealy International, (c) conviction of, or guilty plea or nolo contendere to, any felony, or (d) commission of an act of fraud, embezzlement, or misappropriation against Tempur Sealy International, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to Tempur Sealy International’s business.

Mr. Montgomery’s employment agreement does not provide for a "For Cause" termination, but does provide that he can be immediately terminated upon written notice on a variety of grounds, including a serious breach of his employment agreement or any willful neglect in the discharge of his duties; he is guilty of fraud or dishonesty, conduct tending to bring himself or Tempur Sealy International Limited into disrepute, conviction of criminal offence other than traffic violations not imposing custodial penalty; he becomes of unsound mind or a patient for purposes of any statute relating to mental health; he develops a drug or alcohol addiction; he breaches the rules or regulations of a regulatory authority relevant to Tempur Sealy International Limited’s business or he refuses employment under an agreement of equal or better terms with a successor of Tempur Sealy International Limited.

"Change of Control." Under the 2003 Equity Incentive Plan, as amended, "Change of Control" is generally defined as (a) an acquisition of a third party, unless Tempur Sealy International’s existing stockholders continue to hold at least 50% of the outstanding stock, (b) an acquisition of more than 50% of the total combined voting power of Tempur Sealy International’s outstanding securities pursuant to a tender or exchange offer made directly to Tempur Sealy International’s stockholders that the Board does not recommend the stockholders accept, (c) over a period of 36 consecutive months or less, there is a change in the composition of a majority of the Board, without the approval of existing Board members, or (d) if a majority of the Board votes in favor of a decision that a Change in Control has occurred. The 2003 Equity Incentive Plan provides, unless provided otherwise in the specific award agreement, that upon a change in control (a) any outstanding stock options or stock appreciation rights that are not fully exercisable shall accelerate and become exercisable with respect to 50% of those shares which are not then exercisable, (b) any risk of forfeiture applicable to restricted stock and restricted stock units which is not based on achievement of performance goals shall lapse with respect to 50% of the restricted stock and restricted stock units still subject to such risk of forfeiture, and (c) all outstanding restricted stock and restricted stock unit awards conditioned on the achievement of performance goals shall be deemed to have been satisfied as to a pro rata number of shares based on the assumed achievement of all relevant performance goals and the length of time within the performance period which has elapsed prior to the Change in Control.

Under the 2013 Equity Incentive Plan "Change of Control" is generally defined as the occurrence of any of the following: (a) a transaction, as described above, unless securities possessing more than 50% of the total combined voting power of the resulting entity or ultimate parent entity are held by a person who held securities possessing more than 50% of the total combined voting power of the Company immediately prior to the transaction; (b) any person or group of persons, excluding the Company and certain other related entities, directly or indirectly acquires beneficial ownership of securities possessing more than 30% of the total combined voting power of the Company, unless pursuant to a tender or exchange offer that the Company’s Board of Directors recommends stockholders accept; or (c) over a period of no more than 36 consecutive months there is a change in the composition of the Company’s Board such that a majority of the Board members ceases to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as board members during such period by at least a majority of the remaining board members who have been Board members continuously since the beginning of that period. The Board may, within 45 days after public disclosure of the event that would otherwise constitute a change of control pursuant to clause (b), determine that such event will not constitute a change of control. The 2013 Equity Incentive Plan provides that, unless provided otherwise in the specific award agreement, upon a change in control if a recipient’s employment is terminated without cause or the recipient resigns for good reason (both as defined in the Plan) within twelve months of the change of control, all unvested stock options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the termination of employment. If the stock options are not assumed, converted or replaced following a change of control, all unvested options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the change of control. The treatment of any other award, other than stock options, upon a change of control shall be subject to the terms of award agreement.

Employment Arrangements

Scott Thompson - On September 4, 2015, we entered into an employment agreement with Mr. Thompson providing for his employment by the Company and pursuant to which he would serve as Chairman, Chief Executive Officer and President. The agreement has an initial term from September 4, 2015 through December 31, 2018, and automatically renews for successive one-year renewal terms. Either party may elect not to renew the agreement, upon written notice, 120 days prior to the expiration of the initial or renewal term. Mr. Thompson’s agreement provides for an annual base salary of $1,100,000, subject to annual adjustment at the discretion of the Board of Directors or Compensation, and a prorated bonus for 2015 in the amount of $458,000, and thereafter a variable performance bonus set to a target of 125% of Mr. Thompson’s base salary if certain criteria are met as established by the Company’s Compensation Committee. The employment agreement also provides for a cash signing bonus of $1.6 million, payable by September 15, 2015. The employment agreement also provides for a number of equity grants, including stock options to purchase 310,000 shares of the Company’s common stock; 118,000 RSUs; 620,000 aspirational PRSUs; and 69,686 PRSUs matching the number of shares of common stock purchased by Mr. Thompson pursuant to the subscription agreement between him and the Company. The Company anticipates that no regular annual equity grant will be made to Mr. Thompson in 2016, but that Mr. Thompson will be considered for future equity awards commencing in 2017 in accordance with the Company’s normal executive compensation practices.

Mark Sarvary - On June 30, 2008 we entered into an employment agreement with Mr. Sarvary, providing for his employment as President and Chief Executive Officer of Tempur Sealy International. The agreement had an initial term of one year and a perpetual one-year renewal term. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. Mr. Sarvary’s agreement provided for an annual base salary of $750,000, subject to annual adjustment at the discretion of the Board of Directors or Compensation Committee in accordance with the Company’s annual review policy; a variable performance bonus set to a target of Mr. Sarvary’s base salary if certain criteria are met; and options to purchase shares of our common stock. In addition, he received a hiring bonus of $200,000 to help defray certain expenses not covered by the relocation policy offered to senior management, of which 50% was payable upon the commencement of his employment and 50% was paid upon the first anniversary of his employment. On May 27, 2015, pursuant to a letter agreement in connection with Mr. Sarvary’s termination of employment, Mr. Sarvary’s agreement was amended to provide that he would be entitled to receive outplacement counseling benefits of up to $50,000 and reimbursement of legal fees of up to $10,000.

Timothy Yaggi - On February 4, 2013, we entered into an employment agreement with Mr. Yaggi, providing for his employment as Chief Operating Officer of Tempur Sealy International. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. Mr. Yaggi’s agreement provided for an annual base salary of $650,000, subject to annual adjustment at the discretion of the Board or Compensation Committee in accordance with the Company’s annual review policy; a variable performance bonus set to a target of Mr. Yaggi’s base salary if certain criteria are met, prorated to the date of hire for 2013; and the right to an equity award in 2013 valued at $1.5 million to be made based on the regular equity compensation schedule applicable to the Company’s executive officers. In addition, he received a hiring bonus of $100,000 payable ninety (90) days after the date of his employment. On March 10, 2016 we announced that Mr. Yaggi would be leaving the Company effective March 31, 2016. For a discussion of the terms relating to Mr. Yaggi’s departure please refer to “Compensation Discussion and Analysis - 2016 Compensation Actions - Departure of Mr. Yaggi.”

Barry Hytinen - On July 30, 2015, we entered into an amended and restated employment agreement with Mr. Hytinen, reflecting his promotion to Executive Vice President and Chief Financial Officer of Tempur Sealy International. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. Mr. Hytinen’s agreement provided for an annual base salary of $430,000, subject to annual adjustment at the discretion of the Board or Compensation Committee in accordance with the Company’s annual review policy; and a variable performance bonus set to a target of 70% of Mr. Hytinen’s base salary if certain criteria are met.

Dale Williams - On March 5, 2008, we entered into an amended and restated employment agreement with Dale Williams, reflecting his promotion to Executive Vice President in 2007. The agreement provided for his employment as Executive Vice President, Chief Financial Officer and Secretary, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement had an initial term of one year and a perpetual one-year renewal term. Either party may terminate the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. The agreement provided for an annual base salary of $225,000, subject to annual adjustment by our Board of Directors, a variable performance bonus set to a target of Mr. Williams’ base salary if certain criteria are met, and options to purchase shares of Tempur Sealy International common stock. On July 30, 2015, Mr. Williams’ agreement was amended to provide that, in the event that the Company terminated Mr. Williams’ employment not for Cause, he would be entitled to receive outplacement counseling benefits of up to $15,000.

David Montgomery - On September 12, 2003, we entered into an executive employment agreement with David Montgomery, effective February 24, 2003, providing for his employment as Executive Vice President and President, Tempur Sealy International Limited, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement provides that employment shall continue unless and until terminated by either party. Mr. Montgomery may terminate employment with six months written notice. We may terminate employment with 12 months written notice. The agreement provided for an annual base salary of £192,500, subject to annual adjustment by our Board, and a variable performance bonus set to a target of Mr. Montgomery’s base salary if certain criteria are met.

Jay Spenchian - On December 1, 2014, we entered into an employment agreement with Mr. Spenchian, providing for his employment as Executive Vice President and Chief Marketing Officer of Tempur Sealy International. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. Mr. Spenchian’s agreement provided for an annual base salary of $440,000, subject to annual adjustment at the discretion of the Board or Compensation Committee in accordance with the Company’s annual review policy; a variable performance bonus set to a target of Mr. Spenchian’s base salary if certain criteria are met, commencing in 2015; and the right to an equity award of RSUs on the date of employment valued at $600,000. In addition, he received a hiring bonus of $636,765 which would be earned after he completed ninety (90) of employment.

Termination of Employment Arrangements and Change in Control Arrangements

Each of our NEOs is entitled to receive certain compensation and/or other benefits if their employment were terminated under various circumstances. Receipt of any severance and benefits is conditioned on the NEO signing a release and waiver of claims in a form satisfactory to Tempur Sealy International or Tempur Sealy International Limited, as applicable. No NEOs are entitled to gross-ups associated with taxes owed on Change in Control payments or taxes due to Section 280G of the Code. By the terms of their employment agreements our Executive Officers are prohibited from disclosing certain confidential information and trade secrets, soliciting any employee for one or, for Messrs. Thompson, Yaggi and Sarvary, two years following termination of their employment and working with or for any competing companies during their employment and for one or, for Messrs. Thompson, Yaggi and Sarvary, two years thereafter.

The table below sets forth the amounts payable to each current NEO assuming the executive officer’s employment had terminated under various scenarios on December 31, 2015 (the last business day of fiscal 2015). Except as otherwise expressly indicated, the amounts set forth in the table below do not represent the actual sums an NEO would receive if his employment were terminated or there were a change of control of Tempur Sealy International. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that NEOs who were employed by the Company or any of its subsidiaries on December 31, 2015 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the NEOs, the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2015. Payments that Tempur Sealy International may make in the future upon an employee’s termination of employment or upon a change of control of Tempur Sealy International will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of our benefit plans and agreements as of December 31, 2015. The fair value of the equity awards reflects the intrinsic value of unvested stock options, RSUs and PRSU, whose vesting is accelerated due to the termination or change of control, assuming a closing price of our common stock on December 31, 2015 of $70.46. The amounts payable to Messrs. Sarvary and Williams are discussed in the Compensation Discussion and Analysis section of this Proxy Statement under "2015 Compensation For Former Executive Officers." On March 10, 2016 we announced that Mr. Yaggi would be leaving the Company effective March 31, 2016. For a discussion of the terms relating to Mr. Yaggi’s departure please refer to “Compensation Discussion and Analysis - 2016 Compensation Actions - Departure of Mr. Yaggi.”

		Termination By Company Without Cause	Employee Resignation For Good Reason	Termination By Company For Cause	Termination Due to Disability	Death	Change of Control	Change of Control and Termination
Name	Benefits and Payments	($) (1)	($) (1)	($)	($) (1)	($) (1)	($) (2)	($) (2)
Scott Thompson	Cash Severance(3)	$2,221,200	$2,221,200	$—	$—	$—	$—	$—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of equity awards(5)	—	—	—	13,224,356	13,224,356	—	56,909,556
	Health and Welfare Continuation(6)	29,271	29,271	—	—	—	—	—

Timothy Yaggi	Cash Severance(7)	$1,932,000	$1,932,000	$—	$552,000	$552,000	$—	$—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Retention Award	1,000,000	1,000,000	—	—	—	—	—
	Acceleration of equity awards(8)	—	—	—	607,292	2,930,992	—	14,909,192
	Health and Welfare Continuation(6)	33,851	33,851	—	—	—	—	—

Barry Hytinen	Cash Severance(9)	$430,000	$430,000	$—	$—	$—	$—	$—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Retention Award	450,000	450,000	—	—	—	—	—
	Acceleration of equity awards(10)	—	—	—	154,191	738,374	—	9,545,874
	Health and Welfare Continuation(6)	17,945	17,945	—	—	—	—	—

David Montgomery	Cash Severance(11)	$439,927	$439,927	$—	$—	$—	$—	$—
	Annual Incentive Payment	—	—	—	(12)	(12)	—	—
	Retention Award	500,000	500,000	—	—	—	—	—
	Acceleration of equity awards(13)	—	—	—	358,837	1,732,948	—	10,540,448
	Health and Welfare Continuation	—	—	—	—	—	—	—
	Pension Benefits(14)	43,993	43,993	—	—	—	—	—
	Car Allowance(15)	22,209	22,209	—	—	—	—	—

Jay Spenchian	Cash Severance(9)	$440,000	$440,000	$—	$—	$—	$—	$—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Retention Award	500,000	500,000
	Acceleration of equity awards(16)	741,944	741,944	—	955,075	1,755,430	—	7,392,230
	Health and Welfare Continuation(6)	16,925	16,925	—	—	—	—	—

(1)	Excludes amounts for both unpaid, earned salary and, if applicable for accrued, unused vacation, if applicable.

(2)
The NEOs' employment agreements do not provide for any payments solely due to a change in control of Tempur Sealy International or Tempur Sealy International Limited, as applicable. To the extent equity award agreements trigger acceleration of vesting of awards, such accelerations are noted in the column and the specific details are described in separate footnotes. To the extent a termination of employment occurs in connection with a change in control, any severance or bonus payments would only be made to the extent the termination qualified as a termination by the Company without cause or as a resignation by the employee for good reason, and such payments are described in the appropriate column in the table.

(3)
For Mr. Thompson, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes two years of base salary (reduced by any salary continuation benefit paid for under any plan maintained by the Company) and cash payments for certain benefits that may not be continued after termination of employment due to the provisions of the applicable plans.

(4)
With respect to the currently employed NEOs, because the termination event is deemed to have occurred on December 31, 2015, any incentive compensation is payable as earned under the terms of the annual incentive program, so no additional amounts would be payable as a result of the deemed termination.  Mr. Thompson’s guaranteed bonus would also be deemed earned as of this date, so the amount would not be deemed to have become payable as a result of termination.

(5)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Thompson’s stock option, base RSU and matching PRSU agreements dated September 4, 2015 provide that if he is terminated due to disability, death, or in the event of a change in control, if Mr. Thompson is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining equity awards under those agreements immediately vest. Mr. Thompson’s Aspirational PRSU award agreement dated September 4, 2015 provides that if Mr. Thompson is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining Aspirational PRSUs immediately vest.

(6)
Messrs. Thompson and Yaggi would be eligible to continue to participate in welfare benefit plans offered by the Company for a period of two years, and Messrs. Spenchian and Hytinen for one year, following termination without cause or resignation for good reason.

(7)
For Mr. Yaggi, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes two years of base salary and an additional lump sum amount equal to 80% of the pro-rata portion of base salary based on the number of days of the calendar year prior to the effective date of termination. Upon Termination as a result of Death or Disability, Mr. Yaggi will receive a lump sum payment equal to 80% of the pro-rata portion of base salary based on the number of days of the calendar year prior to the effective date of Death or Disability.

(8)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Yaggi’s stock option agreements dated February 28, 2014 and February 27, 2015, provide that if he is terminated due to disability, death, or in the event of a change in control, if Mr. Yaggi is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining unvested options immediately vest. Mr. Yaggi’s PRSU agreements dated February 28, 2014 and February 27, 2015, provide that if he is terminated due to death, or in the event of a change in control, if Mr. Yaggi is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his target PRSU awards immediately vest. Mr. Yaggi's Aspirational PRSU award agreement dated October 26, 2015, provides that if Mr. Yaggi is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining Aspirational PRSUs immediately vest.

(9)
For Messrs. Hytinen and Spenchian, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason represents twelve months of base salary.

(10)
Mr. Hytinen's stock option agreements dated February 28, 2014 and February 27, 2015 provide that if he is terminated due to disability, death, or in the event of a change in control, if Mr. Hytinen is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining unvested options immediately vest. Mr. Hytinen's PRSU agreements dated February 28, 2014 and February 27, 2015 provide that if he is terminated due to death, or in the event of a change of control, if Mr. Hytinen is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his target PRSU awards immediately vest. Mr. Hytinen's Aspirational PRSU award agreement dated October 26, 2015, provides that if Mr. Hytinen is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining Aspirational PRSUs immediately vest.

(11)
For Mr. Montgomery, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes a lump sum payment equal to one year of base salary.  Mr. Montgomery’s cash severance amounts are denominated in British Pounds and have been converted to United States Dollars using the spot conversion rate as of December 31, 2015.

(12)
For death while in service to the Company, insurance coverage exists which will provide for four (4) times base salary paid in a lump sum, of which the payout as of December 31, 2015 would have been $1,812,396: this benefit is available to all other employees who work in the United Kingdom (UK) at three (3) times base salary. In addition, a widow’s benefit insurance contract exists that pays an amount of up to 25% of base salary until normal retirement age of 65; the payout for this component would have been $1,246,022 as of December 31, 2015. The widow’s benefit is only available to Mr. Montgomery. Mr. Montgomery also has Company-provided insurance coverage providing a lump sum of four times base salary at the time he experiences an illness or injury preventing him from future service. The payout as of December 31, 2015, would have been $1,812,396; this benefit is available to all other members of the management team in the UK at three (3) times base salary. In the case of long term disability, permanent health insurance coverage will be provided equal to 55% of salary until normal retirement age; the payout for this component is also covered by an insurance contract and would have been $2,741,249 as of December 31, 2015. The permanent health insurance coverage benefit is only available to Mr. Montgomery.  Each of these amounts is based on Mr. Montgomery’s base salary, which is denominated in British Pounds, and has been converted to United States Dollars using the spot conversion rate as of December 31, 2015.

(13)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Montgomery’s stock option agreements dated February 28, 2014 and February 27, 2015 provide that if he is terminated due to disability, death, change in control, or in the event of a change in control, if Mr. Montgomery is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining unvested options immediately vest. Mr. Montgomery’s PRSU agreements dated February 28, 2014 and February 27, 2015 provide that if he is terminated due to death, or in the event of a change in control, if Mr. Montgomery is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his target PRSU awards immediately vest. Mr. Montgomery's Aspirational PRSU award agreement dated October 26, 2015, provides that if Mr. Montgomery is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining Aspirational PRSUs immediately vest.

(14)
For Mr. Montgomery, the amount presented under Pension benefits for Termination by Company without Cause and for Employee Resignation for Good Reason includes continuation of pension benefits for a period of twelve months.

(15)
For Mr. Montgomery, the amount presented under Car allowance benefits for Termination by Company without Cause and for Employee Termination for Good Reason includes continuation of car allowance benefits for a period of twelve months.

(16)
Mr. Spenchian's RSU award agreement dated December 1, 2014, provides that if he is terminated due to disability, death, or in the event of a change in control, if Mr. Spenchian is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, the RSUs vest immediately.Mr. Spenchian's stock option agreements dated February 27, 2015 provide that if he is terminated due to disability, death, or in the event of a change in control, if Mr. Spenchian is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining unvested options immediately vest. Mr. Spenchian's PRSU agreement dated February 27, 2015 provide that if he is terminated due to death, or in the event of a change of control, if Mr. Spenchian is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his target PRSU awards immediately vest. Mr. Spenchian's Aspirational PRSU award agreement dated October 26, 2015, provides that if Mr. Spenchian is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining Aspirational PRSUs immediately vest.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

During the calendar year ended December 31, 2015, the Company’s non-employee Directors received annual compensation for their service on the Board as described below. The compensation described represents the director compensation programs in effect for the 2015 and 2016 Board years, which covered the periods from the 2014 Annual Meeting to the 2015 Annual Meeting ("2015 Board Year") and from the 2015 Annual Meeting to the 2016 Annual Meeting ("2016 Board Year").

Annual Retainer:	$70,000 cash retainer, payable in equal quarterly installments.

Annual Equity Award Grant:	An annual equity award targeted at $100,000, divided between options and Deferred Stock Units (DSUs) in the proportion set by the Board.
Annual Lead Director Retainer:	$25,000 cash retainer and a supplemental equity award targeted at $60,000, divided between options and DSUs in the proportion set by the Board.

Annual Committee Chair Retainer:
•   Audit Committee Chair receives a cash retainer of $18,000.

•   Compensation Committee Chair receives a cash retainer of $10,000.

•   Nominating and Governance Committee Chair receives a cash retainer of $5,000.

•   Stockholder Liaison Committee Chair receives a cash retainer of $5,000.

•   CEO Search Committee Chair receives a cash retainer of $5,000 per quarter.

Committee Member Retainers:
•   Each Audit Committee member receives a cash retainer of $18,000.

•   Each Compensation Committee member receives a cash retainer of $10,000.

•   Each Nominating and Governance Committee member receives a cash retainer of $5,000.

•   Each Stockholder Liaison Committee member receives a cash retainer of $5,000.

•   Each CEO Search Committee member receives a cash retainer of $5,000 per quarter.

Expense Reimbursements:	Reimbursement of reasonable expenses incurred in attending meetings.

The following table sets forth the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee Directors during the calendar year ended December 31, 2015. Mr. Thompson does not receive any additional compensation for serving on the Board. In accordance with the policies of H Partners, of which he is a Senior Partner, Mr. Nabi declined to accept any compensation.

	Fees Earned Or Paid In Cash ($)(5)	Option Awards(6),(8)		Stock Awards(7),(8)
Name		$	#	$	#	Total ($)
Evelyn S. Dilsaver	$102,000	$33,000	1,653	$67,000	1,120	$202,000
Frank Doyle(1)	$108,000	$52,800	2,645	$107,200	1,792	$268,000
John A. Heil	$95,611	$33,000	1,653	$67,000	1,120	$195,611
Peter K. Hoffman	$116,111	$33,000	1,653	$67,000	1,120	$216,111
Sir Paul Judge	$98,000	$33,000	1,653	$67,000	1,120	$198,000
Nancy F. Koehn	$75,000	$33,000	1,653	$67,000	1,120	$175,000
Jon Luther	$43,111	$33,000	1,669	$67,000	1,124	$143,111
Christopher A. Masto(2)	$40,000	$—	—	$—	—	$40,000
P. Andrews McLane(2)	$50,000	$—	—	$—	—	$50,000
Usman Nabi(3)	$—	$—	—	$—	—	$—
Richard Neu(4)	$—	$16,667	675	$33,333	437	$50,000
Lawrence J. Rogers	$70,000	$33,000	1,653	$67,000	1,120	$170,000
Robert B. Trussell, Jr.	$70,000	$33,000	1,653	$67,000	1,120	$170,000

(1)
Mr. Doyle elected to receive his 2015 Board Year cash compensation in the form of DSUs. As a result, he received an additional 1,408 DSUs in lieu of $50,000 of his cash compensation that would otherwise have been paid in 2015. These elective DSUs vest on the same schedule as the DSUs described in Note (7) below. In order to avoid double counting, these elective DSUs are not reflected under the "Stock Awards" columns in this Table. They are reflected in the table in Note (8) below.

(2)
Messrs. Masto and McLane resigned from the Board at the end of the 2014-2015 Board year, so their compensation for calendar year 2015 includes payments from January 1, 2015 through April 30, 2015. They did not receive any option or DSU awards during 2015.

(3)	In accordance with the policies of H Partners, of which he is a Senior Partner, Mr. Nabi declined to accept any compensation.
(4)
Mr. Neu was elected to the Board of Directors on October 28, 2015. His compensation for the 2016 Board year was prorated accordingly, and, because of the timing of director compensation payments (as described in note 5, below), he did not receive any cash payments during the calendar year ended December 31, 2015.

(5)
Director compensation is based on the Board year, which is the period from one annual meeting to the next annual meeting, and fees are paid in arrears at the end of July, October, January and April. As required by SEC rules, the amounts shown in this table were paid during calendar year 2015. The table reflects amounts earned during the second half of the 2015 Board year (which ended on May 8, 2015) and amounts earned through December 31, 2015 of the current Board year.

(6)
The option awards vest in four equal increments at the end of July 2015, October 2015, January 2016 and April 2016, except for Mr. Neu’s option award, which vests in two equal installments at the end of January 2016 and April 2016. Vesting of each option award is subject to the applicable grant recipient being a member of the Board as of the applicable vesting date.

(7)
The DSUs vest in four equal increments at the end of July 2015, October 2015, January 2016 and April 2016, except for Mr. Neu’s DSUs, which vest in two equal installments at the end of January 2016 and April 2016. Vesting of each DSU is subject to the applicable grant recipient being a member of the Board as of the applicable vesting date. All DSUs which become vested shall be paid on the third anniversary date of the grant date applicable to each DSU, or such later date elected by the director in accordance with the Non-Employee Director Deferred Compensation Plan.

(8)
For DSU awards and stock options granted, the value set forth is the grant date fair value, in accordance with FASB ASC 718. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for a complete description of the valuations. The following table sets forth the aggregate number of option awards and stock awards outstanding for each director as of December 31, 2015, other than for Mr. Thompson whose outstanding equity awards are set forth in the "Outstanding Equity Awards at Fiscal Year-End" table elsewhere in this Proxy Statement:

Name	Aggregate Option Awards Outstanding As Of December 31, 2015	Aggregate DSU Awards Outstanding As of December 31, 2015
		Unvested	Vested(a)
Evelyn S. Dilsaver	18,669	560	2,961
Frank Doyle	54,970	1,600	4,001
John A. Heil	9,878	560	2,961
Peter K. Hoffman	87,528	560	2,961
Sir Paul Judge	14,278	560	2,961
Nancy F. Koehn	70,528	560	2,961
Jon Luther	1,669	562	562
Christopher A. Masto	—	—	2,401
P. Andrews McLane	—	—	3,945
Usman Nabi	—	—	—
Richard Neu	675	437	—
Lawrence J. Rogers	2,979	560	1,979
Robert B. Trussell, Jr.	23,478	560	2,961

(a)
Reflects DSUs granted to members of the Board that have vested, but are still subject to the applicable deferral period required in the award agreement. Shares released upon satisfaction of the applicable deferral period and still held by the director are reflected in the Beneficial Ownership Table elsewhere in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that Tempur Sealy International’s Executive Officers, Directors, and persons who own more than 5% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the copies of reports furnished to us, Tempur Sealy International believes that during the year ended December 31, 2015, its Executive Officers, Directors, and greater than 5% stockholders complied with all Section 16(a) filing requirements.

Certain Relationships and Related Transactions

As described above under "Board of Directors’ Meetings, Committees of the Board and Related Matters - Corporate Governance - Policy Governing Related Party Transactions," the Board has adopted a written Related Party Transactions Policy requiring review and approval or ratification of any transaction qualifying as a related party transaction. No transactions requiring consideration under the Policy were identified for the year ended December 31, 2015.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT AUDITORS

We are asking stockholders to ratify the appointment of Ernst & Young LLP as Tempur Sealy International’s independent auditors for the year ending December 31, 2016. Ernst & Young became the independent auditors for Tempur Sealy International after Tempur Sealy International’s predecessor Tempur-Pedic International, Inc. acquired Tempur World, Inc. in 2002.

The Audit Committee annually considers the independence, qualifications and performance of Ernst & Young LLP. Such consideration includes reviewing the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussing with Ernst & Young LLP their independence. The Audit Committee periodically reviews and evaluates the performance of Ernst & Young LLP’s lead audit partner, oversees the required rotation of Ernst & Young LLP’s lead audit partner responsible for the Company’s audit and reviews and considers the selection of the lead audit partner. In addition, in order to help ensure auditor independence, the Audit Committee periodically considers whether there should be a rotation of the Company’s independent registered public accounting firm.

In 2015, the Audit Committee also considered several factors in deciding whether to re-engage its independent registered public accounting firm including the length of time Ernst & Young LLP has served as the Company’s independent auditors, Ernst & Young LLP’s general reputation for adherence to professional auditing standards, the breadth and complexity of the Company’s business, and its global scope and the resulting demands placed on the Company’s auditing firm in terms of expertise in the Company’s business, the quantity and quality of Ernst & Young LLP’s staff and the Company’s global reach.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Although stockholder ratification of Ernst & Young LLP is not required by law, the Board believes it is advisable to provide stockholders an opportunity to ratify this selection. In the event that stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider the appointment, but is not required to do so. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year should it determine that such change is in the best interests of the Company and its stockholders.

VOTE REQUIRED

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify such appointment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS TEMPUR SEALY INTERNATIONAL’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2016.

Fees for Independent Auditors During the Years Ended December 31, 2015 and 2014

The aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2015 and 2014 were approximately as follows (amounts in thousands):

		2015	2014
Audit fees	(1)	$4,310	$3,747
Audit-related fees	(2)	535	170
Tax fees	(3)	2,807	1,575
All other fees		—	—
Total		$7,652	$5,492

(1)
Audit fees for 2015 and 2014 relate to professional services provided in connection with the audit of our consolidated financial statements and internal control over financial reporting, the reviews of our quarterly consolidated financial statements and audit services provided in connection with other regulatory filings and the statutory audits of certain subsidiaries. The increase in audit fees in 2015 principally relates to services provided in connection with an underwritten notes offering and incremental audit procedures associated with the previously disclosed outstanding tax assessments in Denmark.

(2)	Audit-related fees in 2015 and 2014 principally relate to assurance and related services.

(3)
Tax fees in 2015 and 2014 principally relate to professional services rendered in connection with domestic and international tax compliance, tax audits, and other international tax consulting and planning services. The increase in tax fees in 2015 relates to services provided in connection with reorganizing the composition and ownership of certain domestic subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Auditors

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and scope of services and through discussions with the independent auditors and management, advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The services performed by the independent auditors may include audit services, audit-related services, tax services, and, in limited circumstances, other services.

During each of the years ended December 31, 2015 and 2014, the Audit Committee approved 100% of the audit related services and 100% of the tax services.

Audit Committee Report

The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission (SEC), or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur Sealy International specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight with respect to the Company’s accounting and financial reporting functions, internal and external audit functions, and system of internal controls regarding financial matters and legal, ethical and regulatory compliance. During 2015, the Audit Committee was composed of four Directors, Evelyn S. Dilsaver, Peter K. Hoffman and Sir Paul Judge and, for the period from January 1, 2015 to May 11, 2015, Frank Doyle, and Richard Neu joined the Audit Committee on February 1, 2016. The Board of Directors has determined that each of these persons is "independent" as defined in the applicable rules of the New York Stock Exchange and the SEC. The Board of Directors has also determined that all Audit Committee members are "audit committee financial experts" as defined under the applicable rules of the SEC. The charter of the Audit Committee is available on Tempur Sealy International’s website at http://investor.tempursealy.com/overview.cfm under the caption "Corporate Governance."

Management is responsible for the Company’s internal controls and financial reporting processes. Ernst & Young LLP, the Company’s independent auditors, is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with its responsibilities, the Audit Committee met on fourteen occasions during 2015, either in person or via teleconference. These meetings involved representatives of management, internal auditors and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the Audit Committee has reviewed and discussed with management, internal auditors and the independent auditors the audited consolidated financial statements. The Audit Committee has also discussed with internal auditors and the independent auditors, with and without management present, the evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting, the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the PCAOB. The Audit Committee received written disclosures and the letter from the Company's independent auditors required by the applicable requirements of the PCAOB regarding the Company's independent auditor's communications with the Audit Committee concerning independence and the Audit Committee has discussed with the independent auditors that firm’s independence.

Based on the review and discussions with management, internal auditors and the independent auditors referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

Submitted by,

AUDIT COMMITTEE:
Evelyn S. Dilsaver (Chair)
Frank Doyle
Peter K. Hoffman
Sir Paul Judge
Richard W. Neu

PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules. In 2011, in accordance with the Board’s recommendation, the Company’s stockholders voted for the option to hold such vote annually.

As described in detail under the heading "Executive Compensation and Related Information - Compensation Discussion and Analysis," above, our executive compensation programs are designed to attract, motivate, and retain our management talent, including our NEOs, and to reward them for strong Company performance and successful execution of our key business plans and strategies. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals and the realization of increased stockholder value. The Compensation Committee of the Board regularly reviews the Company’s compensation programs to confirm that they are achieving these goals. Please read the "Compensation Discussion and Analysis," included elsewhere in this Proxy Statement, for additional details about our executive compensation programs, including information about the compensation of our NEOs in 2015.

As discussed more fully above, in the "Compensation Discussion and Analysis" section included elsewhere in this Proxy Statement:

•
The vast majority of our executives’ total compensation opportunity is in the form of incentive-based compensation, the majority of which is equity-based, tied to long-term performance objectives, and aligned with stockholder interests.

•	We tie performance-based incentives to metrics that drive the leadership team and other associates to accomplish our most important business goals.

•	We require our executives to meet meaningful stock ownership and retention requirements.

•
In 2015, we adopted a Clawback Policy providing that certain performance-based compensation is recoverable from specified officers, including the NEOs, if that officer has engaged in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of the Company’s financial results.

•	We prohibit the hedging or pledging of Company securities by employees, executive officers and members of the Board.

•	We prohibit the re-pricing or exchange of stock options or stock appreciation rights without stockholder approval.

•
We provide minimal executive perquisites as described elsewhere in this Proxy Statement. Other than those benefits described, we do not provide additional perquisites or benefits to our NEOs that differ from those provided to other employees.

•	We do not provide tax "gross-ups" for any element of executive compensation.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices as described in this Proxy Statement. Accordingly, we will ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

"RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis."

VOTE REQUIRED

The affirmative vote of the majority of shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting on the proposal is required to approve Proposal Three. The say-on-pay vote is advisory, and therefore not binding on Tempur Sealy International, its Compensation Committee or Board. The Board and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

OTHER INFORMATION

Stockholder Proposals for 2017 Proxy Statement

Under Rule 14a-8 of the Exchange Act, to submit a proposal for inclusion in our Proxy Statement for the 2017 annual meeting, stockholder proposals must be submitted in writing and received by us no later than 11:59 p.m., local time, on November 17, 2016, at the following address:

Corporate Secretary Tempur Sealy International, Inc. 1000 Tempur Way Lexington, Kentucky 40511

In addition, a stockholder may bring business before the 2017 annual meeting, other than a proposal included in the Proxy Statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Article II, Section 2.12 of Tempur Sealy International’s By-Laws. The requirements include:

•
providing written notice that is received by Tempur Sealy International’s Corporate Secretary between December 7, 2016 and January 6, 2017 (subject to adjustment if the date of the 2017 annual meeting is moved by more than 30 days, or delayed by more than 60 days, from the first anniversary date of the 2016 annual meeting, as provided in Article II, Section 2.12 of the By-Laws); and

•	supplying the additional information listed in Article II, Section 2.12 of the By-Laws.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2015 is available without charge to each stockholder, upon written request to the Corporate Secretary of Tempur Sealy International at our principal executive offices at 1000 Tempur Way, Lexington, Kentucky 40511 and is also available at on our website at http://investor.tempursealy.com/overview.cfm under the caption "SEC Filings."

Stockholders Sharing an Address

Only one copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials is being delivered to multiple stockholders sharing an address unless we have received instructions to the contrary from one or more of the stockholders.

We will deliver promptly upon written or oral request a separate copy our Annual Report on Form 10-K, the Proxy Statement or Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials, or to receive separate copies in the future, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write to the Investor Relations Department of Tempur Sealy International at our principal executive offices at 1000 Tempur Way, Lexington, Kentucky 40511 or call the Investor Relations Department of Tempur Sealy International at (800) 805-3635.

Cost of Solicitation

Tempur Sealy International will pay the costs of soliciting proxies from stockholders. Certain of our officers and employees, who will receive no compensation for their services other than their regular salaries, may solicit proxies, either personally or by telephone, on behalf of Tempur Sealy International. We will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Tempur Sealy International stock. Other proxy solicitation expenses that Tempur Sealy International will pay include those for preparing, mailing, returning and tabulating the proxies.

APPENDIX A

NON-GAAP FINANCIAL INFORMATION

We provide information regarding earnings before interest and taxes (EBIT), Adjusted EBIT, earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Consolidated Funded Debt, Consolidated Funded Debt less Qualified Cash, Adjusted Net Income, Adjusted EPS and Adjusted Free Cash Flow, which are not recognized terms under U.S. GAAP and do not purport to be alternatives to net income, GAAP EPS, or net cash provided by operating activities as a measure of operating performance or total debt. Reconciliation of our stated non-GAAP measures are provided below. We believe that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various costs associated with the 2013 acquisition of Sealy Corporation and its subsidiaries ("Sealy Acquisition") and the exclusion of other costs. We believe that exclusion of these items assists in providing a more complete understanding of the Company’s underlying continuing operations results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals and with respect to certain metrics to establish goals for purposes of our executive compensation plans. In addition, we believe the use of EBITDA, Adjusted EBITDA, Consolidated Funded Debt and Consolidated Funded Debt less Qualified Cash also provides investors with useful information with respect to the terms of our senior secured credit facility ("2012 Credit Agreement") and our compliance with key financial covenants. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net income to EBITDA and Adjusted EBITDA

The following table sets forth the reconciliation of our reported net income to the calculation of EBITDA, EBITDA calculated in accordance with our 2012 Credit Agreement and Adjusted EBITDA for the years ended December 31, 2015 and 2014:

(in millions)	2015	2014
Net income	$73.5	$108.9
Interest expense	96.1	91.9
Income taxes	125.4	64.9
Depreciation and amortization	93.9	89.7
EBITDA	$388.9	$355.4
Adjustments for financial covenant purposes:
Integration costs (1)	28.6	40.3
Restructuring (2)	11.9	—
Other income (3)	(9.5)	(15.6)
2015 Annual Meeting costs (4)	2.1	—
Pension settlement (5)	1.3	—
Loss on disposal of business (6)	—	23.2
Financing costs (7)	—	1.3
EBITDA in accordance with the 2012 Credit Agreement	$423.3	$404.6
Additional adjustments:
German legal settlement (8)	17.6	—
Executive transition and retention compensation (9)	10.7	—
2015 Annual Meeting costs (4)	4.2	—
Adjusted EBITDA	$455.8	$404.6

(1)
Integration costs represents costs, including legal fees, professional fees, compensation costs and other charges related to the transition of manufacturing facilities, and other costs related to the continued alignment of the North America business segment related to the Sealy Acquisition.

(2)	Restructuring costs represents costs associated with headcount reduction and store closures.
(3)	Other income represents income from a partial settlement of a legal dispute.
(4)	2015 Annual Meeting costs represent additional costs related to the Company's 2015 Annual Meeting and related issues.
(5)	Pension settlement represents pension expense recorded in conjunction with a settlement offered to terminated, vested participants in a defined benefit pension plan.

(6)
Loss on disposal of business represents costs associated with the disposition in 2014 of the three Sealy U.S. innerspring component production facilities and related equipment. Excluding the tax effect, the loss on disposal of business is $23.2 million.

(7)	Financing costs represent costs incurred in connection with the amendment of the Company's senior secured credit facility in 2014.
(8)	German legal settlement represents the previously announced €15.5 million settlement the Company reached with the FCO to fully resolve the FCO's antitrust investigation and related legal fees.
(9)	Executive management transition and retention compensation represents certain costs associated with the transition of certain of the Company's executive officers.

Reconciliation of GAAP net income and EPS to Adjusted net income and Adjusted EPS

The following table sets forth the reconciliation of our reported GAAP net income to the calculation of Adjusted net income and Adjusted EPS for the years ended December 31, 2015 and 2014:

(in millions, except per share amounts)	2015	2014
GAAP net income:	$73.5	$108.9
Integration costs, net of tax (1)	20.2	30.6
German legal settlement (2)	17.6	—
Executive management transition, and retention compensation, net of tax (3)	11.5	—
Restructuring costs, net of tax (4)	9.4	—
Interest expense and financing costs, net of tax (5)	8.3	3.4
Other income, net of tax (6)	(6.6)	(11.3)
2015 Annual Meeting Costs, net of tax (7)	4.4	—
Pension settlement, net of tax (8)	0.9	—
Loss on disposal of business, net of tax (9)	—	16.7
Tax adjustment (10)	60.7	16.3
Adjusted net income	$199.9	$164.6

GAAP earnings per share, diluted	$1.17	$1.75
Integration costs, net of tax (1)	0.33	0.49
German legal settlement (2)	0.28	—
Executive management transition, and retention compensation, net of tax (3)	0.18	—
Restructuring costs, net of tax (4)	0.15	—
Interest expense and financing costs, net of tax (5)	0.13	0.05
Other income, net of tax (6)	(0.11)	(0.18)
2015 Annual Meeting Costs, net of tax (7)	0.07	—
Pension settlement, net of tax (8)	0.01	—
Loss on disposal of business, net of tax (9)	—	0.27
Tax adjustment (10)	0.98	0.27
Adjusted earnings per share, diluted	$3.19	$2.65

Diluted shares outstanding	62.6	62.1

(1)
Integration costs represents costs, including legal fees, professional fees, compensation costs and other charges related to the transition of manufacturing facilities, and other costs related to the continued alignment of the North America business segment related to the Sealy Acquisition. Excluding the tax effect, the integration costs are $28.7 million and $42.5 million for 2015 and 2014, respectively.

(2)	German legal settlement represents the previously announced €15.5 million settlement the Company reached with the FCO to fully resolve the FCO's antitrust investigation and related legal fees.
(3)
Executive management transition and retention compensation represents certain costs associated with the transition of certain of the Company's executive officers. Excluding the tax effect, the executive management transition and retention compensation cost is $16.2 million.

(4)
Restructuring costs represents costs associated with headcount reduction and store closures. Excluding the tax effect, the restructuring costs are $13.5 million, which includes $11.2 million of costs associated with severance benefits and $2.3 million of costs associated with international store closures.

(5)
Interest expense and financing costs in 2015 represents non-cash interest costs related to the accelerated amortization of deferred financing costs associated with the $493.8 million voluntary prepayment of the Company’s term loans, subsequent to the issuance by the Company of $450 million aggregate principal amount of 5.625% senior notes due 2023. Interest expense and financing costs in 2014 represents costs related to the accelerated amortization of deferred financing costs associated with a voluntary prepayment of the Company’s term loans. Excluding the tax effect, the interest expense and financing costs are $12.0 million and $4.6 million for 2015 and 2014, respectively.

(6)	Other income includes income from a partial settlement of a legal dispute. Excluding the tax effect, other income is $9.5 million and $15.6 million for 2015 and 2014, respectively.
(7)	2015 Annual Meeting costs represent additional costs related to the Company's 2015 Annual Meeting and related issues. Excluding the tax effect, 2015 Annual Meeting costs are $6.3 million.
(8)
Pension settlement represents pension expense recorded in conjunction with a settlement offered to terminated, vested participants in a defined benefit pension plan. Excluding the tax effect, the pension settlement is $1.3 million.

(9)
Loss on disposal of business represents costs associated with the disposition in 2014 of the three Sealy U.S. innerspring component production facilities and related equipment. Excluding the tax effect, the loss on disposal of business is $23.2 million.

(10)
The Company's 2015 Income tax provision includes approximately $60.7 million related to changes in estimates related to uncertain tax position regarding the Danish tax matter. Additionally, the tax adjustment represents adjustments associated with the aforementioned items and other discrete income tax events.

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E02022-P71062

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEMPUR SEALY INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Evelyn S. Dilsaver	☐	☐	☐
1b. John A. Heil	☐	☐	☐
1c. Jon L. Luther	☐	☐	☐
1d. Usman Nabi	☐	☐	☐
1e. Richard W. Neu	☐	☐	☐
1f. Scott L. Thompson	☐	☐	☐
1g. Robert B. Trussell, Jr.	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.	☐	☐	☐
3. AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.	☐	☐	☐

NOTE: This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by Internet, phone or giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting or by filing with the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment or postponement thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International, Inc. on a form provided at the Annual Meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Tempur Sealy International, Inc. called for May 5, 2016 and the proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2015 prior to the signing of this proxy.

Please sign exactly as name appears on this proxy. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E02023-P71062

PROXY CARD

TEMPUR SEALY INTERNATIONAL, INC.
PROXY FOR 2016 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of TEMPUR SEALY INTERNATIONAL, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 21, 2016, and hereby appoints Barry Hytinen and Lou Jones, each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2016 Annual Meeting of Stockholders of Tempur Sealy International, Inc. to be held at 8:30 A.M. local time, on May 5, 2016, at the Terrace Ballroom at the Griffin Gate Marriott, 1800 Newtown Pike, Lexington, Kentucky 40511 and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the Annual Meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting or by filing with the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International, Inc. on a form provided at the Annual Meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Tempur Sealy International, Inc. called for May 5, 2016 and the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2015 prior to the signing of this proxy.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF ERNST & YOUNG AS INDEPENDENT AUDITORS, FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(IMPORTANT - PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE OF THIS CARD)

Continued and to be signed on reverse side

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 5, 2016.

TEMPUR SEALY INTERNATIONAL, INC.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 9, 2016
Date: May 5, 2016 **Time:** 8:30 AM Local Time
Location: Griffin Gate Marriott
Terrace Ballroom
1800 Newtown Pike
Lexington, KY 40511

You are receiving this communication because you hold shares in the company named above.

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See the reverse side of this notice to obtain proxy materials and voting instructions.

E05101-P71062

Before You Vote

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E05102-P71062

Voting Items

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Directors

   Nominees:

   1a. Evelyn S. Dilsaver

   1b. John A. Heil

   1c. Jon L. Luther

   1d. Usman Nabi

   1e. Richard W. Neu

   1f. Scott L. Thompson

   1g. Robert B. Trussell, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3.

2. RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

E05103-P71062